      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996

                                                    REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CREATIVE BIOMOLECULES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   94-2786743
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

        45 SOUTH STREET, HOPKINTON, MASSACHUSETTS 01748  (508) 435-9001
      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               MICHAEL M. TARNOW
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CREATIVE BIOMOLECULES, INC.
                      45 SOUTH STREET, HOPKINTON, MA 01748
                                 (508) 435-9001
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

             JONATHAN L. KRAVETZ, ESQ.                              MARK KESSEL, ESQ.
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.                 JI HOON HONG, ESQ.
      ONE FINANCIAL CENTER, BOSTON, MA 02111                       SHEARMAN & STERLING
                  (617) 542-6000                        599 LEXINGTON AVENUE, NEW YORK, NY 10022
                                                                     (212) 848-4000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/

                                     CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

                                                                        PROPOSED MAXIMUM
            TITLE OF EACH                              PROPOSED MAXIMUM     AGGREGATE
         CLASS OF SECURITIES              AMOUNT TO     OFFERING PRICE      OFFERING         AMOUNT OF
           TO BE REGISTERED           BE REGISTERED(1)    PER UNIT(2)       PRICE(2)     REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share............................... 2,300,000 shares      $10.00        $23,000,000        $7,932

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on June 3, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

[Callout leftside: INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO     SELL OR
THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.]

                   SUBJECT TO COMPLETION, DATED JUNE 7, 1996

PROSPECTUS
- ----------

                                2,000,000 SHARES

                       [CREATIVE BIOMOLECULES, INC. LOGO]

                                  COMMON STOCK

     All of the 2,000,000 shares of Common Stock offered hereby are being sold by Creative BioMolecules, Inc. ("Creative BioMolecules" or the "Company"). The Company's Common Stock is quoted on the Nasdaq National Market under the symbol CBMI. On June 5, 1996, the closing sale price of the Common Stock was $10.38 per share. See "Price Range of Common Stock."

                               ------------------

           THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 6.

                               ------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
         SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                         PUBLIC            DISCOUNT (1)          COMPANY (2)
- -------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
- -------------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
=================================================================================================

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deducting expenses payable by the Company estimated at $500,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the Underwriters subject to prior sale, receipt and acceptance by them, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about           , 1996 at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST                                                COWEN & COMPANY

               , 1996

         Graphic depicting Morphogen Induced Tissue and Organ Formation


Tissue formation in the human body results from the interactions of cells with neighboring cells and with their immediate extracellular environment. Once a stem cell is activated by a morphogenic protein, it responds to information available from its surroundings and differentiates into and becomes committed to a particular cell type (e.g., bone, cartilage, kidney, tooth, brain, etc.).



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus or incorporated by reference.

                                  THE COMPANY

     Creative BioMolecules, Inc. ("Creative BioMolecules" or the "Company") is developing products for the regeneration and restoration of human tissues and organs based on morphogenic proteins identified and characterized by the Company. The Company's lead morphogenic protein, OP-1, has been shown to induce formation of several types of tissues including bone, cartilage, kidney, tooth and brain. OP-1 is in the late stages of a pivotal trial for regeneration of bone tissue in non-union fractures. Target patient accrual in the trial was completed in January 1996. For orthopaedic applications of OP-1, the Company's corporate partner is Stryker Corporation ("Stryker"), a leading surgical and medical products company. The Company believes that Stryker will file an application for Pre-Market Approval ("PMA") for an OP-1 bone regeneration product by the end of 1997. Stryker is also undertaking clinical studies of OP-1 in acute fractures and other bone indications, as well as preclinical studies in cartilage regeneration. In addition to the Stryker program, Creative BioMolecules has proprietary programs in place to develop OP-1 product candidates for kidney disorders, dental therapeutics, neurological disorders and osteoporosis.

     The Company has discovered a family of morphogenic proteins that initiate the cascade of cellular events responsible for tissue formation. One member of this family is OP-1, a naturally occurring morphogenic protein produced primarily in the kidney. OP-1 has the capacity to trigger the formation of a variety of tissues by activating cells to respond to their specific environment. The activated cells then differentiate and form the type of tissue dictated by their environment. The Company believes that as a result of such action, OP-1 may be helpful in the treatment of defects and diseases involving a number of different types of human tissues and organs. OP-1 was first isolated and characterized by Creative BioMolecules' scientists and is the subject of issued patents covering the protein itself as well as OP-1 based products for certain applications.

     The Company's agreement with Stryker gives Stryker the exclusive right to develop, market and sell OP-1 based products for use in the repair or replacement of bone and joint tissue ("orthopaedic reconstruction"). This agreement provides for the payment of royalties to the Company on such sales, gives the Company the exclusive right to supply Stryker's worldwide commercial requirements for such products and provides for research funding to the Company. The Company has retained commercial rights to OP-1 based products for all indications other than orthopaedic reconstruction, including kidney disorders, dental therapeutics, neurological disorders and metabolic bone diseases such as osteoporosis.

     Orthopaedic Reconstruction. In 1995 there were 1.6 million procedures in the United States for which the Company believes an OP-1 bone regeneration product could have been utilized. These procedures included non-healing fractures, open fracture reductions, spinal fusions, maxillofacial reconstructions, prosthetic fixations and gap fillings. In addition to the pivotal trial in non-union fractures, the Company's corporate partner, Stryker, has initiated clinical studies in Europe in acute fractures and other bone indications, and has a preclinical program in cartilage regeneration underway to evaluate OP-1 in the treatment of both cartilage defects and combination bone-cartilage defects in animal models.

     Kidney Disorders. Creative BioMolecules is developing OP-1 product candidates for use in the treatment of renal failure, the primary cause of the need for dialysis. The Company believes that there is a significant commercial opportunity for therapies that could reduce, delay or even prevent the need for dialysis. Studies have shown that OP-1 administration improves kidney function in animal models of acute and chronic renal failure.

     Dental Therapeutics. The Company is developing an OP-1 product for dentin regeneration that may offer an alternative to certain root canal procedures. In a pilot clinical trial, the Company's OP-1 product induced statistically significant dentin formation. The Company commenced a second pilot clinical trial in September 1995 to evaluate this application further. The Company also has an OP-1 product candidate in preclinical testing which it believes can restore the periodontal tissues necessary to maintain tooth attachment when used in conjunction with standard surgical treatments of periodontal disease. The Company is seeking a collaborative partner to complete development of and to commercialize these OP-1 product candidates. Certain indications within dental therapeutics are the subject of negotiations to determine shared or assigned rights with or to Stryker. The Company is in active discussions with Stryker to agree on specific ownership details.

     Neurological Disorders. Creative BioMolecules is developing OP-1 product candidates for use in the treatment of certain neurological disorders including stroke and Parkinson's Disease. Preclinical studies have shown that OP-1 promotes survival of neurons and can promote the establishment of new neuronal connections which aid recovery from brain injury or disease. The Company believes that therapies which promote survival and growth of neurons could have substantial commercial potential.

     Other Programs. Research studies have suggested that OP-1 may be useful in treating osteoporosis. In addition to its work with the OP-1 protein, the Company has a program underway to develop small molecules that can stimulate the same regeneration results induced by morphogenic proteins via activation of various steps in the tissue formation cascade.

                                  THE OFFERING

Common Stock offered by the Company.................  2,000,000 shares

Common Stock to be outstanding after the offering...  31,072,105 shares(1)

Use of proceeds.....................................  For research and product development, including preclinical and clinical
                                                      testing programs and for working
                                                      capital and general corporate purposes.

Nasdaq National Market symbol.......................  CBMI

- ---------------

(1) Based on the number of shares outstanding on May 31, 1996. Excludes 5,504,023 shares of Common Stock issuable upon exercise of options and warrants outstanding as of May 31, 1996, which have a weighted average exercise price of $3.80 per share.

     The Company's executive offices are located at 45 South Street, Hopkinton, Massachusetts 01748, and its telephone number is (508) 435-9001.

                                         SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    THREE MONTHS          THREE
                                       ENDED              MONTHS
                                     MARCH 31,            ENDED                      YEARS ENDED SEPTEMBER 30,
                                 ------------------    DECEMBER 31,    -----------------------------------------------------
                                  1996       1995        1995(1)        1995        1994        1993       1992       1991
                                 -------    -------    ------------    -------    --------    --------    -------    -------
CONSOLIDATED STATEMENT OF OPERATIONS
DATA:
Revenues:
  Research and development
    contracts..................  $ 1,056    $ 1,490      $    971      $ 5,824    $  3,652    $  1,576    $ 4,469    $ 5,235
  Manufacturing contracts......      612      2,121           770        6,159       1,411         461         --         --
  License fees and royalties...      102         --             2          544           7          30         --         --
  Product sales................       --         --            --           --          16          35         56         77
  Interest.....................      250        203           261          649         580         549        472         80
  Other........................       20         13            --           53         141           3          5          6
                                 -------    -------      --------      -------    --------    --------    -------    -------
    Total revenues.............    2,040      3,827         2,004       13,229       5,807       2,654      5,002      5,398
                                 -------    -------      --------      -------    --------    --------    -------    -------
Cost and expenses:
  Research and development.....    3,833      2,777         3,194       11,688      17,680      12,898      7,489      5,805
  Manufacturing contracts......      478      1,708           715        5,330       1,389         439         --         --
  Product sales................       --         --            --           --           3           6         13         13
  Marketing, general and
    administrative.............    1,115        921         1,254        3,604       4,794       3,121      3,292      2,105
  Interest.....................       55         51            61          229         200         209        200        207
                                 -------    -------      --------      -------    --------    --------    -------    -------
    Total costs and expenses...    5,481      5,457         5,224       20,851      24,066      16,673     10,994      8,130
                                 -------    -------      --------      -------    --------    --------    -------    -------
Net loss.......................  $(3,441)   $(1,630)     $ (3,220)     $(7,622)   $(18,259)   $(14,019)   $(5,992)   $(2,732)
                                 =======    =======      ========      =======    ========    ========    =======    =======
Net loss per common share(2)...  $ (0.12)   $ (0.08)     $  (0.11)     $ (0.37)   $  (0.95)   $  (0.94)   $ (0.55)   $ (0.41)
                                 =======    =======      ========      =======    ========    ========    =======    =======
Weighted average number of
  common and common equivalent
  shares outstanding(2)........   29,027     19,778        28,120       20,431      19,212      14,855     10,812      6,743

                                                                                                 MARCH 31, 1996
                                                                                             -----------------------
                                                                                                             AS
                                                                                             ACTUAL      ADJUSTED(3)
                                                                                             -------     -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities........................................... $ 17,516      $ 36,530
Working capital............................................................................   18,442        37,456
Total assets...............................................................................   39,370        58,384
Capital lease obligations, less current portion............................................    1,694         1,694
Accumulated deficit........................................................................  (72,639)      (72,639)
Total stockholders' equity.................................................................   34,797        53,811

- ------------------------------
(1) In January 1996, the Company changed its fiscal year end from September 30 to December 31, effective with the three month period ended December 31, 1995.
(2) For information concerning the calculation of net loss per share, see Note 1 of Notes to Consolidated Financial Statements.
(3) Adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $10.38 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                         ------------------------------

     Except where otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to other information contained in this Prospectus before purchasing the Common Stock offered hereby.

     This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included in "Prospectus
Summary -- The Company," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the Prospectus. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth in the risk factors below.

     EARLY STAGE OF DEVELOPMENT. Creative BioMolecules has not yet generated revenues from the commercialization of its products, and there is substantial uncertainty regarding the timing and amount of any such future revenues. Although the Company cannot predict with accuracy the timing of marketing approval for any products under development, the first such approval is not expected for several years, and no significant product revenues or royalties will be generated before such approval is obtained. There can also be no assurance that the Company's products will be proven safe and effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at reasonable cost, be marketed successfully or achieve customer acceptance. Moreover, there can be no assurance that government health administration authorities, private health care providers or other third party payors will accept the Company's products, even if the Company's products prove to be safe and effective and are approved for marketing by the FDA and other regulatory authorities.

     RELIANCE ON LEAD PRODUCT CANDIDATE. The Company's research and development resources are primarily dedicated to its programs based on its proprietary recombinant morphogenic protein, OP-1, the Company's lead product candidate for several potential therapeutic indications. Clinical progress in the area of orthopaedic reconstruction is within the control of Stryker, the Company's collaborative partner. Significant delays in Stryker's clinical trials of OP-1, unfavorable results in these trials, failure to obtain regulatory approval for the commercialization of OP-1 products or failure to achieve market acceptance of OP-1 would have a material adverse effect upon the Company. See
"-- Dependence on Efforts of Stryker and Other Collaborative Partners to Commercialize Products."

     CONTINUING OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has experienced significant operating losses since its inception and, as of March 31, 1996, had an accumulated deficit of approximately $72.6 million. The Company expects its operating expenses to increase and its operating losses to continue over the next several years as it expands its research and development, clinical testing and manufacturing efforts. The Company's ability to achieve profitability is dependent in large part on obtaining regulatory approvals for its products and entering into agreements for product development and commercialization. There can be no assurance that the Company will ever become profitable.

     UNCERTAINTIES RELATED TO COMPANY'S ABILITY TO RAISE ADDITIONAL NECESSARY CAPITAL. The Company has spent and expects to continue to spend substantial funds for continuation of the research and development of product candidates, preclinical and clinical testing, the establishment of commercial-scale manufacturing facilities, and filing, prosecuting and enforcing patent claims. The Company may also require additional funds in order to acquire technologies or products that complement the Company's efforts. To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets or make collaborative arrangements with corporate partners or from other sources. See "-- Reliance on Collaborative Arrangements as a Part of the Company's Funding Strategy." No assurance can be given that such additional funds will be available to the Company on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of financing, the Company's business will be materially adversely affected and the Company may be required to delay, scale back or eliminate one or more of its development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise retain for itself. If additional funds are raised by issuing equity securities, further substantial dilution to existing stockholders may result. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     RELIANCE ON COLLABORATIVE ARRANGEMENTS AS A PART OF THE COMPANY'S FUNDING STRATEGY. The Company has relied and plans to continue to rely on collaborative arrangements with established health care companies to fund a portion of its research and development. Pursuant to such arrangements, the Company seeks to have collaborative partners provide capital in exchange for certain technology, product, manufacturing and/or marketing rights related to the collaborative research. There can be no assurance that the Company will be able to negotiate additional acceptable collaborative arrangements or that any such collaborative arrangements will succeed.

     The Company's collaborative partner for orthopaedic reconstruction, Stryker, has provided a substantial portion of the Company's revenues during each of the past several years. The Company anticipates that a significant portion of its research revenues for the next several years will be derived from Stryker. However, continued funding from Stryker is dependent upon the Company performing research and supplying material for preclinical and clinical testing by Stryker.

     In 1994, the Company signed a three-year manufacturing contract with Biogen, Inc. ("Biogen") to produce several of Biogen's protein-based therapeutic candidates in the Company's manufacturing facility in Lebanon, New Hampshire for Biogen's use in its clinical trials. The Company anticipates that a significant portion of its manufacturing revenues during the term of its manufacturing contract with Biogen will be derived from such contract.

     There can be no assurance that the Company will satisfy the requirements for the receipt of payments from Stryker or Biogen. If the Company does not receive anticipated payments from Stryker and Biogen and does not receive adequate additional funds, the Company's business will be materially adversely affected. See "-- Uncertainties Related to Company's Ability to Raise Additional Necessary Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPENDENCE ON EFFORTS OF STRYKER AND OTHER COLLABORATIVE PARTNERS TO COMMERCIALIZE PRODUCTS. The Company's collaborative arrangement with Stryker provides, and future arrangements between the Company and other collaborative partners may provide, that the collaborative partner complete product development, perform clinical trials, obtain regulatory approvals and market products resulting from such collaboration. The Company does not control the amount of resources or the schedule of product development in its collaboration with Stryker and may not be able to control the efforts that any future collaborative partners may devote to their respective programs with the Company. The timing and amount of any future royalties and manufacturing revenues of the Company with respect to product development pursuant to such collaborative arrangements will therefore depend on the level of commitment, timing and success of such collaborative partners' efforts. Should Stryker or any other collaborative partner fail to develop and to commercialize marketable products successfully, the Company's business would be materially adversely affected. See "Business -- Collaborative and Licensing Agreements."

     COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE. The biotechnology and pharmaceutical industries are rapidly evolving fields in which developments are expected to continue at a rapid pace. Competitors of the Company in the United States and abroad are numerous and include, among others, pharmaceutical and biotechnology companies, universities and other research institutions. The Company's success depends upon developing and maintaining a competitive position in the development of products and technologies in its areas of focus. Competition from other biotechnology and pharmaceu-tical companies is intense and is expected to increase as new products enter the market and as new technologies are discovered and commercialized. The Company's competitors may develop technologies and products that are more effective than any which have been or are being developed by the Company, or that render the Company's technologies or products obsolete or noncompetitive. Furthermore, the Company's competitors may obtain patent protection or other intellectual property rights that block the Company from developing its potential products, or they may obtain regulatory approval for the commercialization of their products more rapidly or for a wider array of indications than those obtained by the Company. Finally, many of these competitors have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than the Company. See "Business -- Competition."

     Other companies are engaged in the research and development of morphogenic proteins for various applications. The Company is aware that Genetics Institute, Inc. ("Genetics Institute"), a majority-owned subsidiary of American Home Products Corporation, is pursuing the development of bone morphogenic proteins. Genetics Institute has also entered into relationships with Yamanouchi Pharmaceuticals Co., Ltd. and Sofamor Danek Group, Inc. covering development and marketing of bone morphogenic proteins. The Company believes that other biopharmaceutical companies also are developing recombinant human proteins, primarily growth factors, for use in the local repair of orthopaedic and skeletal defects and in other indications. A number of other companies are pursuing traditional therapies that may compete with the Company's products, including autografts, allografts and electrical stimulation devices for the repair of orthopaedic and other skeletal defects.

     LACK OF EXPERIENCE IN COMMERCIAL MANUFACTURING; UNCERTAINTY AS TO TRANSITION TO COMMERCIAL PRODUCTION. The Company has not yet introduced any products commercially and has never engaged in large-scale manufacturing. To be successful, the Company's products must be manufactured in commercial quantities, at acceptable costs and in compliance with regulatory requirements. In March 1993, the Company acquired from Verax Corporation ("Verax") a manufacturing facility in Lebanon, New Hampshire for production of the Company's products for use in clinical studies and commercial sale. There can be no assurance, however, that this facility will meet the Company's future needs or those of its collaborative partners. In addition, manufacturing facilities must be inspected and, in some cases, licensed by the FDA prior to the production of commercial products and must be operated in compliance with current Good Manufacturing Practices ("cGMP") for any products manufactured for either clinical research or commerical use. No assurance can be given that the Company will be able to make the transition to commercial production successfully. See "Business -- Manufacturing" and "Business -- Regulatory Issues -- Facilities Inspection."

     LACK OF COMMERCIAL SALES AND MARKETING EXPERIENCE. The Company does not have experience in marketing, sales or distribution of commercial products. To market any of its products, the Company will need to develop a substantial marketing and sales force or will have to arrange for third parties to market and distribute its products. To the extent that the Company determines not to, or is unable to, arrange third party distribution for its products, significant additional expenditures, management resources and time will be required to develop a sales force. There can be no assurance that the Company will be able to establish such a sales force or be successful in gaining market acceptance for its products.

     DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The biotechnology and pharmaceutical industries place considerable emphasis on obtaining patent and maintaining trade secret protection for new technologies, products and processes, and the Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. In addition to the Company's own patents and patent applications, Stryker has exclusively and irrevocably licensed rights in certain patents and patent applications to the Company. See "Business -- Collaborative and Licensing Agreements -- Stryker Corporation."

     The Company expects to seek additional patents in the future, but there can be no assurance as to the Company's success or timeliness in obtaining any such patents or as to the breadth or degree of protection which any such patents may afford the Company. The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to the Company, or that such patents will not be challenged, invalidated or infringed. Furthermore, there can be no assurance that others will not independently develop similar products and processes, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is adverse to the Company, the Company's business could be materially adversely affected. To determine the priority of inventions, the Company also may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial cost to the Company.

     The Company also has rights in two U.S. patents issued to Stryker containing claims which are in interference with Genetics Institute's patent application containing claims directed to Bone Morphogenetic Protein-2 ("BMP-2"), Genetics Institute's lead morphogenic protein. The Administrative Law Judge presiding over the interference has issued a ruling that the Genetics Institute pending claims to osteogenic recombinant human BMP-2 protein are unpatentable to Genetics Institute. The decision is subject to review at a final hearing in the U.S. Patent and Trademark Office and thereafter can be appealed. There can be no assurance that the decision ultimately will be upheld. Were the decision to be reversed, the likelihood that the Company could maintain its right to exclude third parties from exploiting BMP-2 in the United States would be reduced.

     The Company also has rights in a European patent issued to Stryker with claims to the use of BMP-2 as a bone forming protein. The Company anticipates that Genetics Institute will oppose the patent, as permitted under European patent practice. There can be no assurance as to the outcome of such an opposition. If the claims to the use of BMP-2 are lost in the opposition, the Company's ability to exclude third parties from exploiting BMP-2 in Europe would be diminished.

     PATENT INFRINGEMENT RISK. The Company may be subject to claims that it infringes the patents of others. Competitors of the Company may obtain patents claiming products or processes that are necessary for or useful to the development, use or manufacture of the Company's products. Such competitors could bring legal actions against the Company claiming infringement and seeking damages and injunctive relief. The Company may be required to obtain licenses from others to continue to develop, manufacture or market its products or may be required to cease those activities. There can be no assurance that the Company will obtain such licenses on acceptable terms, if at all. There can be no assurance that the Company's current and proposed future activities in the field of morphogenic proteins will not be challenged in the future in the United States or abroad, that the Company necessarily will prevail in any such challenge, that patents have not issued or will not issue containing claims which may materially constrain the proposed activities of the Company, or that the Company will not become involved in costly, time-consuming litigation or interference proceedings regarding patents in the field of morphogenic proteins, including actions brought to challenge or invalidate the Company's own patent rights. See "Business -- Patents and Proprietary Rights."

     The Company is aware that Genetics Institute has been issued several patents in the field of bone morphogenic proteins including a U.S. patent with claims to OP-1 cDNA (complementary DNA) and a U.S. patent with claims to a method of manufacturing OP-1. The Company has rights in one or more pending Stryker applications containing claims similar to the claimed subject matter of the two Genetics Institute patents. The Company believes the named inventors in the Stryker applications were the first to discover OP-1. If so, the Company believes it will prevail over Genetics Institute in interference proceedings in the U.S. Patent and Trademark Office. There can be no assurance, however, that the U.S. Patent and Trademark Office will declare an interference or that the Company necessarily would prevail in any interference proceeding. Were an interference to be lost, and if a license were not available from Genetics Institute, the Company might be required to alter its manufacturing techniques, thereby likely delaying FDA approval of its products, or might be required to engage in costly litigation. There can be no assurance that the Company necessarily would prevail in such a litigation.

     Genetics Institute or another competitor also could obtain patents which could materially constrain the Company's ability to exploit its morphogenic technology in a country outside the United States if a license were not available.

     POTENTIAL INABILITY TO PROTECT UNPATENTED TECHNOLOGY. The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, in certain cases, inventors' rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise be disclosed to, or discovered by, competitors. See "Business -- Patents and Proprietary Rights."

     NO ASSURANCE OF FDA APPROVAL; COMPREHENSIVE GOVERNMENT REGULATION. The production and marketing of products developed through the Company's technologies and its ongoing research and development activities are subject to regulation by numerous federal, state and local governmental authorities in the United States and by similar regulatory agencies in other countries where the Company or any collaborative partner may be testing or intend to test and market products which have yet to be developed. All of the Company's products require governmental approvals for commercialization which have not yet been obtained. Clinical trials and manufacturing of many of the Company's products will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. The regulatory process, which includes preclinical testing and clinical trials of each potential product to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon changes in regulatory policy for product approval during the period of product development and regulatory review. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any products developed utilizing the Company's technologies. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Regulatory approval of product prices is required in many countries outside the United States, and various cost containment measures have been proposed in the United States. There can be no assurance that such regulatory limitations will not prevent the Company and its collaborative partners from realizing an adequate return on their investment in product development. Both the legislative and executive branches of the federal government are considering reforms to the FDA and its regulatory processes and authority. The effect of these reforms, if enacted, on the Company or its products cannot be predicted. See "Business -- Regulatory Issues" and "-- Dependence on Efforts of Stryker and Other Collaborative Partners to Commercialize Products."

     USE AND DISPOSAL OF HAZARDOUS MATERIALS. The Company is subject to numerous environmental and safety laws and regulations, including those governing the controlled use and disposal of hazardous materials such as radioactive compounds, toxins and other chemicals used in the Company's research, development and manufacturing activities. Any violation of, and the cost of compliance with, these regulations could adversely impact the Company's operations. While the Company believes that its safety procedures relating to the handling and disposing of such materials comply with applicable regulatory standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. If such an accident were to occur, the Company could be held liable for any resulting damages and any such liability could exceed the resources of the Company. See "Business -- Regulatory Issues."

     DEPENDENCE ON KEY PERSONNEL. The Company's success depends in large part upon Michael M. Tarnow, its President and Chief Executive Officer, and Charles Cohen, Ph.D., its Chief Scientific Officer. The loss of the services of either of these key employees could have a material adverse effect on the Company. The Company is also dependent on certain key management and scientific personnel, the loss of whose services could significantly impede the achievement of its development objectives. The Company's continued expansion in areas and activities requiring additional expertise will necessitate the recruitment of additional management and scientific personnel. There can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms, given the competition for such personnel among numerous pharmaceutical and biotechnology companies, government entities and research and academic institutions.

     DEPENDENCE ON ACADEMIC COLLABORATORS. The Company has relationships with academic collaborators who investigate the potential utility of the Company's proprietary technology for various therapeutic applications. The Company's academic collaborators are not employees of the Company. The Company has limited control over their activities, and only limited amounts of their time are dedicated to the Company's projects. The Company's academic collaborators may have relationships with other commercial entities, some of which compete with the Company. Although the precise nature of each relationship varies, the academic collaborators and their primary affiliated institutions generally sign agreements which provide for confidentiality of the Company's proprietary technology and results of studies. There can be no assurance, however, that the Company will be able to maintain the confidentiality of its technology or study results in connection with every collaboration, and dissemination of such technology or study results could have an adverse effect on the Company's business. Also, the Company seeks to obtain exclusive rights to license developments that may result from these studies. However, there can be no assurance that such licenses will be available on acceptable terms, if at all.

     UNCERTAINTY OF REIMBURSEMENT. The ability of the Company and its collaborative partners to commercialize the Company's products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable the Company or its collaborative partners to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of the Company's proposed products are approved for commercialization. Adoption of such legislation could further limit reimbursement for medical products and services.

     PRODUCT LIABILITY AND INSURANCE. The testing, marketing and sale of health care products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against the Company. The Company currently maintains product liability insurance at a level which the Company believes is consistent with industry practice. However, such existing coverage may not be adequate as the Company continues to pursue clinical testing of its potential products or seeks to commercialize products. In addition, there can be no assurance that the Company will be able to maintain or increase its current insurance coverage in the future on acceptable terms or that any claims against the Company will not exceed the amount of such coverage.

     VOLATILITY OF STOCK PRICE. The market prices for securities of biotechnology companies have been volatile. The market price for the Company's Common Stock has fluctuated significantly since public trading commenced in 1992, and it is likely that the market price will continue to fluctuate in the future. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential clinical trial and medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors may have a significant impact on the Company's business and on the market price of the Common Stock. In addition, the Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results, due primarily to the timing of revenue received under its manufacturing contract with Biogen. The Company believes that fluctuations in quarterly results may cause the market price of its Common Stock to fluctuate substantially. See "Price Range of Common Stock" and "Business -- Collaborative and Licensing Arrangements."

     SHARES ELIGIBLE FOR FUTURE SALE. Substantially all of the Company's shares are eligible for sale in the public market. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. The Company and its officers, directors and certain stockholders holding 9,206,487 shares of Common Stock, representing approximately 30% of the aggregate outstanding shares of Common Stock after the offering, have agreed not to sell any shares of Common Stock for a period of 90 days after the date of this Prospectus. Hambrecht & Quist may, in its discretion, permit such sales during such period without public announcement. As of May 31, 1996, there were options outstanding to purchase 4,356,423 shares of Common Stock (including 2,367,757 options held by the officers and directors described above) with an average exercise price of $4.16 per share, and warrants to purchase 1,147,600 shares of Common Stock (including 811,629 warrants held by certain stockholders described above) with an average exercise price of $2.43 per share. Additional shares may also become available for sale in the public market from time to time in the future. Exercise of such options and warrants would dilute the percentage ownership of existing holders of Common Stock and the sale of such shares could have a significant adverse effect on the market price of the Common Stock. See "Capitalization" and "Principal Stockholders."

     IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution of net tangible book value per share. Based on the net tangible book value of the Common Stock at March 31, 1996 and a public offering price of $10.38, dilution in net tangible book value for purchasers in the Offering would be $8.74 per share. To the extent outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution." If the Company raises additional funds by issuing equity securities, greater dilution to purchasers of shares of Common Stock in this offering may occur. See "-- Uncertainties Related to Company's Ability to Raise Additional Necessary Capital."

     ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends on the Common Stock since inception and does not anticipate paying cash dividends in the foreseeable future.

     ANTI-TAKEOVER PROVISIONS. The Board of Directors has the authority to issue shares of preferred stock with rights and preferences, including dividend and liquidation rights, senior to those of the Common Stock without further action by the stockholders of the Company. In addition, the Company's Restated Certificate of Incorporation and Restated By-Laws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit future prices that certain investors might be willing to pay for shares of Common Stock. These provisions, which include classification of the Board of Directors, could also make it more difficult for stockholders to change the management of the Company or to effect certain transactions. Certain provisions of Delaware and Massachusetts corporate law also may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 2,000,000 shares of Common Stock offered hereby, at an assumed offering price of $10.38 per share, and after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be $19.0 million ($21.9 million if the Underwriters' over-allotment option is exercised in full). See "Underwriting."

     The Company intends to use the net proceeds of this offering to fund research and product development, including ongoing development of the Company's technology, preclinical and clinical testing and to provide for other costs associated with the Company's product development programs. Proceeds of this offering may also be used to acquire companies, assets or products that complement the business of the Company, although there are no understandings, commitments or agreements with respect to any such acquisitions as of the date hereof.

     Pending application of the proceeds as described above, the Company plans to invest such proceeds in investment-grade, interest-bearing obligations. Because of the Company's significant long-term capital requirements, it may seek to raise additional funds when conditions are favorable, even if it does not have an immediate need for such capital at such time.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is quoted on Nasdaq National Market under the symbol CBMI. The following table sets forth for the calendar quarter periods indicated the high and low sale prices for the Common Stock.

                                                                   HIGH           LOW
                                                                  ------         -----
        1996
             2nd Quarter (through June 5, 1996).................  $10.88         $7.56
             1st Quarter........................................   13.00          6.88
        1995
             4th Quarter........................................    7.00          4.50
             3rd Quarter........................................    6.25          2.50
             2nd Quarter........................................    3.13          1.69
             1st Quarter........................................    3.25          1.50
        1994
             4th Quarter........................................    3.88          1.38
             3rd Quarter........................................    4.88          2.50
             2nd Quarter........................................    8.25          2.75
             1st Quarter........................................   11.25          8.00

     On June 5, 1996, the closing sale price of the Company's Common Stock was $10.38 per share. As of May 31, 1996, there were approximately 291 stockholders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996, and as adjusted to give effect to the receipt by the Company of the net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $10.38 per share:

                                                                             MARCH 31, 1996
                                                                        ------------------------
                                                                                         AS
                                                                         ACTUAL      ADJUSTED(1)
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Capital lease obligations, less current portion.......................  $  1,694      $  1,694
                                                                        --------      --------
Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares authorized, no
     shares issued and outstanding as adjusted........................        --            --
  Common stock, $.01 par value; 50,000,000 shares authorized,
     29,069,505 shares issued, 31,069,505 shares issued and
     outstanding, as adjusted(1)......................................       291           311
  Additional paid-in capital..........................................   107,145       126,139
  Accumulated deficit.................................................   (72,639)      (72,639)
                                                                        --------      --------
Total stockholders' equity............................................    34,797        53,811
                                                                        --------      --------
Total capitalization..................................................  $ 36,491      $ 55,505
                                                                        ========      ========

- ------------------------------
(1) Excludes, as of March 31, 1996, (i) 4,251,566 shares of Common Stock issuable upon exercise of options outstanding under the Stock Plans at a weighted average exercise price of $4.02 per share and (ii) 1,147,600 shares of Common Stock issuable upon exercise of warrants at a weighted average exercise price of $2.43 per share.

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1996 was $31.8 million, or $1.09 per share of Common Stock. "Net tangible book value" represents the amount of total tangible assets less total liabilities. Without taking into account any other changes in the net tangible book value after March
31, 1996, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $10.38 per share, the pro forma net tangible book value of the Company as of March 31, 1996 would have been approximately $50.8 million or $1.64 per share. This represents an immediate increase in net tangible book value of $.55 per share to existing stockholders and an immediate dilution of $8.74 per share to persons purchasing shares at the public offering price ("New Investors"). The following table illustrates this per share dilution:

        Assumed public offering price per share.......................          $10.38
          Net tangible book value per share before offering...........  $1.09
          Increase per share attributable to New Investors............    .55
                                                                        -----
        Pro forma net tangible book value per share after the
          offering....................................................            1.64
                                                                                ------
        Dilution of net tangible book value per share to New                    $ 8.74
          Investors...................................................          ======

     All the above computations exclude 5,399,166 shares of Common Stock issuable upon exercise of stock options and warrants outstanding as of March 31, 1996, with a weighted average exercise price of $3.68. To the extent these options or warrants are exercised at a price per share below the public offering price of this offering, there will be further dilution to New Investors. See Notes 6 and 7 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below with respect to the Company's consolidated statements of operations for the three months ended
December 31, 1995 and for each of the three years in the period ended September
30, 1995, and with respect to the consolidated balance sheets as of December 31, 1995 and September 30, 1995 and 1994, are derived from the consolidated financial statements that have been audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended September 30, 1992 and 1991, and the consolidated balance sheet data as of September 30, 1993, 1992 and 1991 are derived from audited consolidated financial statements not included herein. The unaudited consolidated statement of operations data for the three months ended March 31, 1996 and 1995 and the unaudited consolidated balance sheet data as of March 31, 1996 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considered necessary for a fair presentation of its financial position and the results of its operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related
Notes included herein.

                                                            THREE
                                    THREE MONTHS ENDED      MONTHS
                                        MARCH 31,            ENDED                       YEARS ENDED SEPTEMBER 30,
                                    ------------------    DECEMBER 31,    -------------------------------------------------------
                                     1996       1995        1995(1)         1995        1994        1993        1992       1991
                                    -------    -------    ------------    --------    --------    --------    --------    -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues:
  Research and development
    contracts.....................  $ 1,056    $ 1,490      $    971      $  5,824    $  3,652    $  1,576    $  4,469    $ 5,235
  Manufacturing contracts.........      612      2,121           770         6,159       1,411         461          --         --
  License fees and royalties......      102         --             2           544           7          30          --         --
  Product sales...................       --         --            --            --          16          35          56         77
  Interest........................      250        203           261           649         580         549         472         80
  Other...........................       20         13            --            53         141           3           5          6
                                    -------    -------      --------      --------    --------    --------    --------    -------
    Total revenues................    2,040      3,827         2,004        13,229       5,807       2,654       5,002      5,398
                                    -------    -------      --------      --------    --------    --------    --------    -------
Cost and expenses:
  Research and development........    3,833      2,777         3,194        11,688      17,680      12,898       7,489      5,805
  Manufacturing contracts.........      478      1,708           715         5,330       1,389         439          --         --
  Product sales...................       --         --            --            --           3           6          13         13
  Marketing, general and
    administrative................    1,115        921         1,254         3,604       4,794       3,121       3,292      2,105
  Interest........................       55         51            61           229         200         209         200        207
                                    -------    -------      --------      --------    --------    --------    --------    -------
    Total costs and expenses......    5,481      5,457         5,224        20,851      24,066      16,673      10,994      8,130
                                    -------    -------      --------      --------    --------    --------    --------    -------
Net loss..........................  $(3,441)   $(1,630)     $ (3,220)     $ (7,622)   $(18,259)   $(14,019)   $ (5,992)   $(2,732)
                                    =======    =======      ========      ========    ========    ========    ========    =======
Net loss per common share(2)......  $ (0.12)   $ (0.08)     $  (0.11)     $  (0.37)   $  (0.95)   $  (0.94)   $  (0.55)   $ (0.41)
                                    =======    =======      ========      ========    ========    ========    ========    =======
Weighted average number of common
  and common equivalent shares
  outstanding(2)..................   29,027     19,778        28,120        20,431      19,212      14,855      10,812      6,743

                                                                                              SEPTEMBER 30,
                                                         DECEMBER 31,    --------------------------------------------------------
                                       MARCH 31, 1996        1995          1995        1994        1993        1992        1991
                                       --------------    ------------    --------    --------    --------    --------    --------
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities.........................     $ 17,516         $ 20,002      $ 10,486    $  5,423    $ 25,255    $  6,739    $    496
Working capital (deficiency).........       18,442           21,743        11,651       4,927      23,940       5,015      (1,435)
Total assets.........................       39,370           41,341        32,192      27,470      45,326      12,235       4,542
Capital lease obligations, less
  current portion....................        1,694            1,711         1,713       1,750       1,798         216         764
Accumulated deficit..................      (72,639)         (69,198)      (65,978)    (58,356)    (40,098)    (26,079)    (16,979)
Total stockholders' equity...........       34,797           37,829        28,269      22,807      40,675       9,676       1,365

- ------------------------------
(1) In January 1996, the Company changed its fiscal year end from September 30 to December 31, effective with the three month period ended December 31, 1995.
(2) For information concerning the calculation of net loss per share, see Note 1 of Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related Notes contained elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

GENERAL

     To date, most of the Company's revenues have been derived from research and development payments and license fees under agreements with collaborative partners and from contract manufacturing. The Company anticipates that over the next several years its revenues will continue to be derived primarily from such collaborative agreements and from contract manufacturing. The Company has been unprofitable since its inception and expects to incur additional operating losses over the next several years.

     The Company's research agreements with collaborative partners have typically provided for the partial or complete funding of research and development for specified projects and royalties payable to the Company in exchange for licenses to market the resulting products. The Company is presently a party to one major research collaboration with Stryker to develop products for orthopaedic reconstruction. Under the research portion of the collaboration with Stryker, the Company supplies an OP-1 product to Stryker for clinical trials and other uses, provides clinical support and performs research work pursuant to work plans established periodically by the two companies. The current work plan establishes research objectives and funding through April 1998. Although the Company is seeking and in the future may seek to enter into collaborative arrangements with respect to certain other projects, there can be no assurance that the Company will be able to obtain such agreements on acceptable terms or that the costs required to complete the projects will not exceed the funding available for such projects from the collaborative partners.

     The Company's manufacturing contracts provide for technical collaboration and manufacturing for third parties at the Company's manufacturing facility in Lebanon, New Hampshire. The Company is presently a party to a manufacturing contract with Biogen to produce several of Biogen's protein-based therapeutic candidates through December 1997 for use in Biogen's clinical trials. The Company agreed to provide Biogen with all available cell culture and bacterial fermentation capacity within the manufacturing facility, and Biogen agreed to pay the Company's costs associated with such capacity, for approximately six months in each of the three years beginning in January 1995. Although the Company is seeking additional manufacturing contracts for available cell culture and bacterial fermentation capacity, there can be no assurance that the Company will be able to obtain such contracts on acceptable terms or at all.

     Revenue is earned and recognized based upon work performed, upon the sale or licensing of product rights, upon shipment of product for use in preclinical and clinical testing or upon attainment of benchmarks specified in collaborative agreements. The Company's results of operations vary significantly from year to year and quarter to quarter and depend on, among other factors, the timing of contract manufacturing activities and the timing of payments made by collaborative partners. The timing of the Company's contract revenues may not match the timing of the Company's associated product development expenses. As a result, research and development expenses may exceed contract revenues in any particular period. Furthermore, aggregate research and development contract revenues for any product may not offset all of the Company's development expenses for such product.

     In January 1996, the Board of Directors voted to change the Company's fiscal year end from September 30 to December 31, effective with the three month period ended December 31, 1995.

RESULTS OF OPERATIONS

     Three months ended March 31, 1996 and 1995. The Company's total revenues for the three month periods ended March 31, 1996 and 1995 were $2,040,000 and $3,827,000, respectively. Research and development contract revenues decreased 29% to $1,056,000 for the three month period ended March 31, 1996 from $1,490,000 for the three month period ended March 31, 1995. This decrease was primarily due to fluctuations in research activities for Stryker. The Company anticipates that research and development contract revenues for each of the remaining quarters of 1996 will be higher than the three months ended March 31, 1996 due to increases in funding from Stryker beginning in May 1996. Manufacturing contract revenues decreased 71% to $612,000 for the three month period ended March 31, 1996 from $2,121,000 for the three month period ended March 31, 1995. Manufacturing contract revenues reflect manufacturing principally for Biogen conducted at the Company's manufacturing facility in Lebanon, New Hampshire. The Company anticipates that manufacturing contract revenues for each of the remaining quarters of 1996 will be significantly higher than the three months ended March 31, 1996 due to the resumption of production for Biogen in May 1996. License fees and royalties of $102,000 for the three month period ended March 31, 1996 resulted from licensing patent rights and know-how associated with certain protein technology which is not central to the Company's business. Interest revenue increased 23% to $250,000 for the three month period ended March 31, 1996 from $203,000 for the three month period ended March 31, 1995. The increase is due to an increase in average funds available for investment resulting from a self-managed public offering in October 1995 of 3,000,000 shares of common stock at a price of $4.25 per share.

     The Company's total costs and expenses for the three month periods ended March 31, 1996 and 1995 were $5,481,000 and $5,457,000, respectively. Research and development expenses increased 38% to $3,833,000 for the three month period ended March 31, 1996 from $2,777,000 for the three month period ended March 31, 1995. In September 1995, the Company commenced a second pilot clinical trial to evaluate further an OP-1 product for dentin regeneration. The costs of such trial began to be incurred in September 1995 and are expected to continue through the three month period ending September 30, 1996. Also contributing to the increase in costs is an increase in research and development expenses at the Company's manufacturing facility in Lebanon, New Hampshire. For the three month period ended March 31, 1996 the facility was primarily used for development activities of the Company; therefore, facility operating costs related to development activities were reported as research and development expenses. For the three month period ended March 31, 1995, the facility was primarily used for contract manufacturing for Biogen; therefore, facility operating costs were reported as manufacturing contract expenses. The Company anticipates that research and development expenses at the Company's manufacturing facility in Lebanon, New Hampshire will decrease for each of the remaining quarters in 1996 and manufacturing contract expenses will increase. The Company expects the decrease in research and development expenses at the Company's manufacturing facility will be more than offset by an increase in research and development expenses at the Company's research facility. The Company plans to expand its research and development staff. Labor and laboratory supply and service costs will increase as additional personnel are hired. Furthermore, the Company plans to increase expenditures on academic collaborations and subcontracted research related to technology and product development.

     Manufacturing contract expenses includes the costs associated with manufacturing for third-parties conducted at the Company's manufacturing facility in Lebanon, New Hampshire. Manufacturing contract expenses decreased 72% to $478,000 for the three month period ended March 31, 1996 from $1,708,000 for the three month period ended March 31, 1995. The decrease is primarily due to the reduction in contract manufacturing for Biogen. The Company manufactured for Biogen from January 1995 through December 1995 and commenced production for Biogen's 1996 requirements in May 1996.

     Marketing, general and administrative expenses increased 21% to $1,115,000 for the three month period ended March 31, 1996 from $921,000 for the three month period ended March 31, 1995. The increase is primarily due to increases in staffing and recruiting costs. The Company anticipates that marketing, general and administrative expenses will continue at amounts higher than the prior year.

     As a result of the foregoing, the Company's net loss increased 111% to $3,441,000 for the three months ended March 31, 1996 compared to $1,630,000 for the three months ended March 31, 1995.

     Years Ended September 30, 1995, 1994 and 1993. The Company's revenues in the years ended September 30, 1995, 1994 and 1993 were $13,229,000, $5,807,000 and $2,654,000, respectively. Research and development contract revenues increased 132% from $1,576,000 in the year ended September 30, 1993 to $3,652,000 in the year ended September 30, 1994 and increased 59% to $5,824,000 in the year ended September 30, 1995. These increases were primarily due to greater research funding from Stryker. Manufacturing contract revenues reflect manufacturing, principally for Biogen beginning in the year ended September 30, 1995, performed at the Company's manufacturing facility in Lebanon, New Hampshire. Product sales are sales of proteins to the research market. The Company does not anticipate significant product sales, if any, in fiscal 1996. License fees and royalties revenue include revenue from licensing patent rights and know-how associated with certain protein technology which is not central to the Company's business. Interest increased 6% from $549,000 in the year ended September 30, 1993 to $580,000 in the year ended September 30, 1994 and increased 12% to $649,000 in the year ended September 30, 1995. The increase from the year ended September 30, 1993 to the year ended September 30, 1994 was due to the increased cash balances resulting from a private placement of the Company's Common Stock in September 1993 and interest from a $1,763,286 stockholder note receivable. The increase from the year ended September 30, 1994 to the year ended September 30, 1995 was due to increased cash balances resulting from a private placement of the Company's Series 1994/A Preferred Stock during the year ended September 30, 1995. Other revenue in the years ended September 30, 1995 and 1994 was primarily due to non-recurring gains from the sale of certain manufacturing equipment.

     The Company's total costs and expenses, consisting primarily of research and development expenses, increased 44% from $16,673,000 in the year ended September 30, 1993 to $24,066,000 in the year ended September 30, 1994 and decreased 13% to $20,851,000 in the year ended September 30, 1995.

     Research and development expenses increased 37% from $12,898,000 in the year ended September 30, 1993 to $17,680,000 in the year ended September 30, 1994 and decreased 34% to $11,688,000 in the year ended September 30, 1995. Research and development expenses for the year ended September 30, 1993 included $2,267,000 of operating expenses of the manufacturing facility from the date of acquisition of the facility in March 1993. In addition, in mid-1993, the Company received approval from the FDA to initiate human clinical investigation for the OP-1 dentin regeneration product. The expenses related to the initial pilot clinical trial began in the fourth quarter of the year ended September 30, 1993 and were completed in the year ended September 30, 1994. Research and development expenses for the year ended September 30, 1994 included $4,813,000 of operating expenses of the manufacturing facility. The increase from the year ended September 30, 1993 to the year ended September 30, 1994 also was due to increases in staffing and recruiting costs as the Company continued to expand its research, product development, manufacturing and quality control/quality assurance staffs. Increased purchases of laboratory supplies and services, as well as the Company's expenditures on academic collaborations and subcontracted research related to technology and product development, also contributed to the increase in expenses.

     Substantially all of the cost of operating the manufacturing facility from January 1995 through mid-September 1995 is reported as manufacturing contract expenses, contributing to the decrease in research and development expenses from the year ended September 30, 1994 to the year ended September 30, 1995. From the date of acquisition of the manufacturing facility in March 1993 through December 1994, the facility was primarily used for development activities by the Company and therefore the facility operating costs related to such development activities were reported as research and development expenses for such periods. As discussed below, commencing in January 1995, facility operating costs were recorded as manufacturing contract expenses. The decrease in research and development expenses from the year ended September 30, 1994 to the year ended September 30, 1995 also was due to a 20% staff reduction in the Company's Massachusetts operations implemented in September 1994 and a corresponding reduction in purchases of laboratory supplies and services.

     Manufacturing contract expenses include the costs associated with the manufacturing for third parties conducted at the Company's manufacturing facility in Lebanon, New Hampshire. Manufacturing contract expenses increased significantly in the year ended September 30, 1995, as the Company began production for Biogen in January 1995.

     Marketing, general and administrative expenses increased 54% from $3,121,000 in the year ended September 30, 1993 to $4,794,000 in the year ended September 30, 1994 and decreased 25% to $3,604,000 in the year ended September 30, 1995. The increase from the year ended September 30, 1993 to the year ended September 30, 1994 was primarily due to increases in staffing and recruiting costs as the Company built its administrative and corporate development organization. Increased purchases of supplies and services contributed to the increase in expenses. The increase also was due to costs incurred in marketing the Company's contract manufacturing services and costs incurred to meet the Company's reporting and other obligations as a public company. The decrease from the year ended September 30, 1994 to the year ended September 30, 1995 was due to a 20% staff reduction in the Company's Massachusetts operations implemented in September 1994 and a corresponding reduction in purchases of supplies and services and a reduction in recruiting and relocation expenses.

     Interest expense decreased 4% from $209,000 in the year ended September 30, 1993 to $200,000 in the year ended September 30, 1994 and increased 15% to $229,000 in the year ended September 30, 1995. The decrease from the year ended September 30, 1993 to the year ended September 30, 1994 was due to the repayment of obligations under capital leases. The increase from the year ended September 30, 1994 to the year ended September 30, 1995 was due to an increase in interest rates on capital lease obligations, partially offset by the repayment of obligations under capital leases.

     As a result of the foregoing, the Company incurred a net loss of $7,622,000 in the year ended September 30, 1995 compared to a net loss of $18,259,000 in the year ended September 30, 1994 and a net loss of $14,019,000 in the year ended September 30, 1993.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1996, the Company's principal sources of liquidity consisted of cash and cash equivalents of $14,322,000 and marketable securities of $3,194,000. The Company has financed its operations since inception primarily through placements of equity securities, revenues received under agreements with collaborative partners and, more recently, manufacturing contracts. Since inception, sales of equity securities have raised approximately $99,469,000 in gross proceeds, including approximately $12,750,000 in a self-managed public offering completed in October 1995, and the Company has earned approximately $59,348,000 in gross revenues.

     The Company increased its investment in property, plant and equipment to $25,115,000 at March 31, 1996 from $24,680,000 at December 31, 1995, $24,633,000 at September 30, 1995 and $24,187,000 at September 30, 1994. The Company plans to spend approximately $3.2 million in the year ending December 31, 1996 on leasehold improvements and equipment purchases to increase the capacity and flexibility in operating the manufacturing facility and approximately $1 million on equipment purchases and leasehold improvements to expand the Company's research, development and manufacturing capabilities. In addition, as part of a manufacturing contract with Biogen, Biogen financed the construction of leasehold improvements to the Company's manufacturing facility at an estimated total cost of $2.9 million and is installing and financing certain equipment with an estimated total cost of $2.4 million for the Company, as discussed further below.

     The Company's collaborative agreements with Stryker provide for research payments to the Company and royalty payments to the nonseller from sales of any OP-1 products. The Company also has the exclusive right to supply Stryker's worldwide commercial requirements for OP-1 products for use in orthopaedic reconstruction. Under the research portion of the collaboration, the Company supplies OP-1 products to Stryker for clinical trials and other uses and provides clinical support and performs research work pursuant to work plans established periodically by the two companies. In May 1996, the Company and Stryker agreed to extend the research portion of the collaboration for two years through April 1998. The Company estimates that the contract extension will provide approximately $12 million of revenue to the Company over the two year period.

     In September 1994, the Company signed a three-year manufacturing contract with Biogen to produce in the Company's manufacturing facility in Lebanon, New Hampshire several of Biogen's protein-based therapeutic candidates for use in Biogen's clinical trials. The contract covers the period from January 1995 through December 1997. The Company expects to realize up to $18 million in manufacturing contract revenue from Biogen during the three-year period, of which approximately $7.6 million had been recognized through March 1996. To enable the Company to meet its obligations under the manufacturing contract, Biogen financed the construction of a 7,000 square foot addition to the present facility for cGMP production using bacterial fermentation at an estimated total cost of $2.9 million (original estimated total cost was $2.5 million). The Company agreed to reimburse Biogen for the construction costs and leasehold improvements at the end of the contract term at an amount equal to Biogen's construction costs less $300,000 and less all accumulated depreciation. The reimbursement to Biogen is expected to be no more than $2.2 million. Biogen also agreed to lease equipment to the Company for the operation of such portion of the facility and for cGMP production using bacterial fermentation by the Company at a total cost currently estimated at $2.4 million (original estimated total cost was $1.5 million), as provided in an equipment lease agreement. The Company has the option to purchase the equipment at the end of the lease term for an amount equal to its then fair market value or for such other amount as negotiated by the parties. Biogen plans to install the equipment and prepare the bacterial facility for operation.

     The Company anticipates that its existing capital resources, together with the proceeds of the offering and related interest earned thereon should enable it to maintain its current and planned operations through 1998. The Company expects to incur substantial additional research and development and other costs, including costs related to preclinical studies and clinical trials. The Company's ability to continue funding its planned operations beyond late 1998 is dependent upon its ability to generate sufficient cash flow from collaborative arrangements and manufacturing contracts, and to obtain additional funds through equity or debt financings, or from other sources of financing, as may be required. The Company is seeking additional collaborative arrangements and expects to raise funds through one or more financing transactions, as conditions permit, and is investigating the feasibility of raising capital through the sale/leaseback or debt financing of some of its capital assets. Over the longer term, because of the Company's significant long-term capital requirements, the Company intends to raise funds when conditions are favorable, even if it does not have an immediate need for additional capital at such time. If substantial additional funding is not available, the Company's business will be materially and adversely affected.

                                    BUSINESS

OVERVIEW

     Creative BioMolecules is developing products for the regeneration and restoration of human tissues and organs based on morphogenic proteins identified and characterized by the Company. The Company's lead morphogenic protein, OP-1, has been shown to induce formation of several types of tissues including bone, cartilage, kidney, tooth and brain. OP-1 is in the late stages of a pivotal trial for regeneration of bone tissue in non-union fractures. Target patient accrual in the trial was completed in January 1996. For orthopaedic applications of OP-1, the Company's corporate partner is Stryker Corporation ("Stryker"), a leading surgical and medical products company. The Company believes that Stryker will file an application for Pre-Market Approval ("PMA") for an OP-1 bone regeneration product by the end of 1997. Stryker is also undertaking clinical studies of OP-1 in acute fractures and other bone indications, as well as preclinical studies in cartilage regeneration. In addition to the Stryker program, Creative BioMolecules has proprietary programs in place to develop OP-1 product candidates for kidney disorders, dental therapeutics, neurological disorders and osteoporosis.

SCIENTIFIC BACKGROUND

     As humans age, the body's capacity to form or regenerate tissue after injury diminishes substantially. Tissue formation begins when an activated stem cell responds to the program of cues produced in that cell's location and becomes committed to a cell type consistent with that particular set of information. Stem cells are found throughout the body in people of all ages and are the precursor cells from which all tissues and organs are derived. Once a stem cell is activated, its interactions with its surroundings determine the particular cell type (e.g., bone, cartilage, kidney, tooth and brain) into which it will differentiate. For example, an activated stem cell in a bone defect will produce bone because the information available to that cell from neighboring cells and the extracellular environment specifies a unique program of signal and response that results in that cell becoming a bone-forming cell.

     This process of cell interaction depends on morphogenic proteins which can activate stem cells to begin the process of differentiation and commitment, leading to tissue and organ formation. Diminished capacity to produce morphogenic proteins, due to aging or disease, is believed to be associated with reduced ability to form tissue in response to injury. The ability to reinitiate tissue formation processes with morphogenic proteins may provide the basis for novel therapeutics to treat tissue disorders.

THE COMPANY'S TECHNOLOGY

     Creative BioMolecules has played a significant role in advancing scientific understanding of the process of tissue regeneration. The Company has established a technology platform based on the molecular and cellular events responsible for tissue and organ development. This platform provides the basis for development of the Company's proprietary therapeutic products.

     Creative BioMolecules was the first to identify and characterize a family of morphogenic proteins that are key regulators of tissue and organ formation in humans. The Company's lead morphogenic protein, OP-1, is a naturally occurring substance produced primarily in the kidney. OP-1's role early in the cascade of events that leads to tissue and organ formation, prior to commitment of a stem cell to a particular cell type, has led the Company to believe that OP-1 is capable of inducing the formation of many different types of tissues. Preclinical studies conducted by the Company have indicated a prominent role for OP-1 in the formation of bone, cartilage, kidney, tooth and brain.

     The illustration on the following page depicts the cascade of molecular and cellular events involved in the tissue formation process.

        Graphic depicting Morphogen Induced Tissue and Organ Formation



Tissue formation in the human body results from the interactions of cells with neighboring cells and with their immediate extracellular environment. Once a stem cell is activated by a morphogenic protein, it responds to information available from its surroundings and differentiates into and becomes committed to a particular cell type (e.g., bone, cartilage, kidney, tooth, brain, etc.).

     In addition to identifying and characterizing the OP-1 protein, Creative BioMolecules also has identified the DNA sequences which regulate the expression of OP-1, has identified the cellular receptors to which OP-1 binds and through which it acts, and has determined the three-dimensional structure of OP-1. These recent discoveries have enabled Creative BioMolecules to develop a small molecule program, the goal of which is to identify second generation, orally-active drug compounds that either promote morphogenic protein expression or mimic the biological activities of morphogenic proteins.

BUSINESS STRATEGY

     Creative BioMolecules' objective is to lead the discovery and development of therapeutics for tissue regeneration. Key elements of the Company's continuing business strategy include:

     * Securing Marketing Approval for OP-1 in Orthopaedic Reconstruction. The Company's first priority is to support Stryker in obtaining marketing approval of the OP-1 bone regeneration product for use in the United States and foreign markets. The Company has focused its manufacturing, quality control and quality assurance efforts on generating the manufacturing related data for the PMA application to be filed by Stryker, and preparing the Company's manufacturing facility for FDA inspection and approval.

     * Generating a Breadth of Product Programs. The Company has targeted a number of initial indications for its OP-1 products, including the regeneration of bone, cartilage, kidney, tooth and brain. The Company believes the potential for expansion of its product pipeline is extensive, as OP-1 has shown activity in inducing the formation of a broad range of tissues and organs. In addition, the Company is investigating the role in tissue formation of related morphogenic proteins in its proprietary portfolio.

     * Establishing Corporate Collaborations. The Company's strategy is to seek collaborations for several of its discovery and development programs. Through collaborations, the Company augments its financial resources and leverages its equity capital. Collaborations also allow the Company to broaden its pipeline of programs, to access complementary technologies and to gain significant development, manufacturing and commercialization expertise.

     * Developing a Small Molecule Program. The Company believes it may be able to stimulate the same regeneration results induced by morphogenic proteins via activation of various steps in the cascade of tissue formation with small, orally-active compounds. The Company has been able to develop biochemical and cell-based screens that mimic discrete points within the tissue formation cascade to enable the identification of small molecule candidates.

     * Accessing New Technologies/Establishing Academic Collaborations. The Company has utilized a large network of academic collaborators to gain knowledge of new technologies, to identify additional uses for morphogenic proteins and to extend research on existing indications. These collaborators, who are located around the world, help leverage the Company's resources.

     * Capitalizing on Process Development and Manufacturing Capabilities. The Company has significant capabilities in process development and in manufacturing OP-1 for use in both the ongoing clinical trials and for future OP-1 indications. In addition, the Company's process development and protein manufacturing capabilities are transferable to the production of other proteins, enabling the Company to fill existing plant capacity and to generate additional revenues in the near-term. The manufacture of products in-house also allows the Company to increase its participation in corporate partnerships by deriving revenues from manufacturing as well as product sales.

     Implementation of the Company's strategy is subject to numerous risks and uncertainties. See "Risk Factors."

PRODUCT DEVELOPMENT AND RESEARCH PROGRAMS

     The Company is developing therapeutic products based on OP-1 for use in orthopaedic reconstruction, kidney disorders, dental therapeutics, neurological disorders and osteoporosis. The following table sets forth these programs:

                        OP-1 PRODUCTS UNDER DEVELOPMENT

                                COMMERCIAL    U.S. REGULATORY
    POTENTIAL APPLICATION         RIGHTS     CLASSIFICATION(1)              STATUS(2)
- ------------------------------  -----------  -----------------    ------------------------------
ORTHOPAEDIC RECONSTRUCTION:     Stryker(3)        Device
  Non-Union Fractures -- Tibia                                    U.S. Pivotal Clinical Trial;
                                                                  patient accrual completed
  Non-Union Fractures -- All
     long bones                                                   U.S. Treatment Study
  Other Bone Indications(4)                                       European Clinical Studies
  Cartilage Regeneration                                          Preclinical Studies
KIDNEY DISORDERS:                 Company        Biologic
  Acute Renal Failure                                             Preclinical Studies
  Chronic Renal Failure                                           Preclinical Studies
DENTAL THERAPEUTICS(5):           Company         Device
  Dentin Regeneration                                             U.S. Pilot Clinical Trial
  Periodontal Disease                                             Preclinical Studies
NEUROLOGICAL DISORDERS:           Company        Biologic
  Stroke                                                          Preclinical Studies
  Parkinson's Disease                                             Preclinical Studies
OSTEOPOROSIS                      Company          Drug           Research

- ------------------------------
(1) "Device" refers to products which will be reviewed by the FDA's Center for Devices and Radiological Health; "Biologic" refers to products which will be reviewed by the FDA's Center for Biological Evaluation and Research; "Drug" refers to products which will be reviewed by the FDA's Center for Drug Evaluation and Research. The indicated regulatory classifications are either current (orthopaedic reconstruction and dentin regeneration) or anticipated (kidney disorders, periodontal disease, neurological disorders and osteoporosis). These regulatory classifications may be subject to change, as the FDA has the authority to regulate the Company's products under more than one regulatory classification.

(2) "Pivotal Clinical Trials" are investigations conducted under an Investigational Device Exemption ("IDE"), intended to be used as the primary supporting documentation for regulatory approval of a new medical device. "Treatment Study" denotes an open label study pursuant to a supplement to an IDE. "European Clinical Studies" are physician sponsored feasibility investigations conducted among a small number of patients. "Pilot Clinical Trials" are feasibility investigations conducted under an IDE, that are intended to assess the initial safety and/or efficacy of a new medical device. "Preclinical Studies" denotes the collection and analysis of data from multiple studies in animals relating to toxicity and/or efficacy in preparation for an Investigational New Drug ("IND") or IDE application filing. "Research" denotes all investigative activities with respect to product candidates prior to initiation of Preclinical Studies. See "-- Regulatory Issues."

(3) Stryker's commercial rights are limited to marketing and sale of OP-1 orthopaedic reconstruction products. The Company will receive royalties on any sales of such products by Stryker and has retained the exclusive right to supply Stryker's worldwide commercial requirements for such products.

(4) Stryker has indicated that it has initiated clinical studies for acute fractures, spinal fusions, talocalcaneal (foot) fractures and fibula (a long bone of the leg) defects.

(5) The Company is seeking a collaborative partner to complete development of and to commercialize its OP-1 dental therapeutic product candidates. Certain indications within dental therapeutics are the subject of negotiations to determine shared or assigned rights with or to Stryker. The Company is in active discussions with Stryker to agree on specific ownership details. See "-- Collaborative and Licensing Agreements."

Orthopaedic Reconstruction Programs

     Creative BioMolecules believes there is a significant commercial opportunity for the use of OP-1 products to regenerate bone and cartilage tissue in orthopaedic reconstruction. The number of procedures for which the Company believes an OP-1 bone regeneration product could have been utilized exceeded 1.6 million in 1995 in the United States. These procedures included non-healing fractures (170,000), open fracture reductions (439,000), spinal fusions (202,000), maxillofacial reconstructions (219,000), prosthetic fixations (541,000), and gap fillings (31,000). In addition, in 1995 there were 570,000 cartilage-related injuries in the United States. For orthopaedic reconstruction applications, the Company's corporate partner is Stryker Corporation, a leader in surgical and medical products for orthopaedic reconstruction.

     The Company has amassed a large body of evidence that OP-1 is a potent stimulator of cartilage and bone formation. The natural conversion of stem cells into cartilage is activated by morphogenic proteins such as OP-1. In a bone environment, cartilage tissue becomes permeated by blood vessels and mineralizes to become bone. Numerous studies in six different animal species have demonstrated that OP-1 is capable of inducing bone regeneration at a wide array of sites within the body in which bone is normally present. Bone formed in response to OP-1 is biochemically and biomechanically identical to normal bone.

     Creative BioMolecules is also engaged in research on the regeneration of cartilage. Cartilage tissue is found in different parts of the body and serves various purposes. The focus of the Company's collaboration is articular cartilage, a thin layer of tough opaque tissue that lines the opposing bone surfaces of all moving joints to provide almost frictionless movement. When articular cartilage tissue in a joint suffers more than superficial damage, it does not regenerate and may further deteriorate over time. In an initial series of animal experiments, Creative BioMolecules demonstrated that an OP-1 product induced the formation of articular cartilage in cartilage defect sites.

     Pursuant to its agreement with Stryker, the Company receives funding to support research and development in orthopaedic reconstruction, has an exclusive right to supply OP-1 bone and cartilage regeneration products for Stryker's orthopaedic reconstruction applications, and upon marketing, will also receive royalties on any sales of such OP-1 bone and cartilage regeneration products. See "--Collaborative and Licensing Agreements -- Stryker Corporation."

     Bone Applications. The most widely employed reconstruction procedure for the replacement of lost or damaged bone is bone grafting. Grafting involves surgical transplantation of bone or bone chips to the site of the defect facilitating new bone formation. Autograft, the currently preferred grafting approach, involves two surgical steps: one step to harvest the graft and a second step to implant the graft at the site of the defect or injury. In addition to the pain and cost associated with this two-step procedure, an estimated twenty-five percent of patients experience complications resulting from the graft harvesting step. Allograft procedures, a second approach, utilize bone grafts or demineralized bone powder taken from cadavers. While allografts avoid the need for an ancillary surgical procedure, they carry the risk of infectious disease transmission. The Company believes that its OP-1 bone regeneration product applied locally to the site of the defect could be used as an alternative to many bone graft procedures, providing more reliable healing, accelerating the rate of healing and obviating the need for graft harvesting with its associated complications.

     Stryker is conducting a pivotal clinical trial under an IDE to evaluate the use of an OP-1 bone regeneration product as a bone graft substitute. This clinical trial focuses on regeneration of bone tissue in non-union fractures in the tibia, a long bone in the leg. Non-union fractures are fractures which have failed to heal for a period of at least nine months. The trial was designed to compare the safety and efficacy of the OP-1 bone regeneration product candidate with autograft procedures in the treatment of non-union fractures. The OP-1 bone regeneration product used in this trial consists of a paste-like formulation that is applied locally at the site of defect. The trial is being conducted at a number of specialized orthopaedic hospitals and trauma centers in the United States. Target patient accrual in the trial was completed in January 1996. In accordance with the protocol of this trial, patients are followed for nine months after treatment to assess bone regeneration. The endpoints of the trial are clinical outcome and a blinded panel radiographic assessment of healing. The Company believes that Stryker will file a PMA application for this OP-1 bone regeneration product by the end of 1997.

     In October 1995, the FDA approved a supplemental treatment arm (an "Open-Label Trial") of the pivotal trial, allowing Stryker to expand the study to test the OP-1 bone regeneration product for the treatment of all long bone non-union fractures. Stryker is currently treating patients in this Open-Label Trial which will allow for the evaluation of various clinical parameters prior to market launch.

     In addition to the U.S. pivotal trial and its supplemental treatment arm, Stryker initiated clinical studies in several European countries, under physician sponsorship, in acute fractures (fractures requiring surgery), talocalcaneal (foot) fractures and fibula (a long bone of the leg) defects. Treatment in these European studies is expected to be completed in 1996. Stryker is expected to initiate further clinical testing of OP-1 bone regeneration products in a number of countries for an increasing array of orthopaedic reconstruction indications. The Company believes that Stryker's goal is to sell OP-1 bone regeneration products for a number of orthopaedic reconstruction indications in major markets around the world.

     Cartilage Applications. Current techniques to repair cartilage damage are limited. Arthroscopic surgery is used to relieve pain and lessen the chance of further tissue damage but cannot repair defects or stop degeneration. Many patients need to undergo more than one treatment and often never achieve lasting pain relief. Another procedure, recently developed in Sweden, has been used to treat patients with articular cartilage defects in the knee. In this procedure, a small portion of the patient's healthy knee cartilage tissue is surgically removed. The cells within the extracted tissue sample are multiplied over several weeks using cell culture techniques and then those cells are reimplanted in the patient's knee. This process is costly, time consuming and involves two separate surgical procedures at different times.

     The Company believes that OP-1 can be used to stimulate the regeneration of articular cartilage. Initial animal studies show that OP-1 induces cartilage formation in surgically prepared defects. In addition, data presented at the American College of Surgeons last year reported that in an animal model, an OP-1 formulation successfully regenerated a joint comprised of both bone and cartilage tissues. The Company with Stryker is expanding its preclinical program to evaluate locally applied OP-1 in the treatment of both cartilage defects and combination bone-cartilage defects in animal studies.

Kidney Disorders

     Kidney disorders, particularly various types of renal failure, are a large and growing health care problem. Billions of dollars are spent annually in the United States on the treatment of renal failure patients. Despite these expenditures, mortality rates remain high and quality of life low. Recent research has indicated that kidneys which recover from acute renal failure may be doing so by repeating some of those morphogenic processes that were initially involved in kidney development. Studies conducted by the Company's scientists and its collaborators have shown that OP-1 is a key morphogenic signal that initiates kidney formation at the earliest stages of kidney development. Creative BioMolecules is developing an OP-1 product to moderate or halt the progression of renal failure.

     Acute Renal Failure. Acute renal failure is the rapid and sudden loss of the kidneys' ability to perform their essential functions and is often associated with multiple organ failure and a high mortality rate. The primary causes of acute renal failure are interruptions of blood flow (often as a result of certain surgical procedures or cardiac arrest), trauma and certain medications with toxic side effects to the kidneys. Based on data from the National Center for Health Statistics and other sources, Creative BioMolecules estimates that there were 250,000 diagnosed cases of acute renal failure in the United States in 1995. Currently, there are no therapies that prevent, improve recovery or reduce the extent of kidney injury from acute renal failure. The Company believes that there is a substantial commercial opportunity for a therapy that could prevent, facilitate recovery or reduce the extent of kidney injury in acute renal failure.

     Animal studies have been conducted by the Company and its academic collaborators to determine if the rapid onset of acute renal failure injury can be moderated by systemic administration of OP-1. Results of these studies, presented at a recent conference sponsored by the National Institutes of Health dedicated to acute renal failure, indicate that an OP-1 product can reduce the extent of injury to the kidneys in an animal model of acute renal failure. The Company currently has additional preclinical studies underway with the goal of initiating human clinical investigation of an OP-1 product for the treatment of acute renal failure.

     Chronic Renal Failure. Unlike acute renal failure with its sudden and rapid onset, chronic renal failure is characterized by a gradual and progressive loss of kidney function. Chronic renal failure may take several years to manifest symptoms and to require therapeutic intervention. The most common conditions associated with chronic renal failure are diabetes and high blood pressure. Chronic renal failure eventually results in end stage renal disease, a condition which requires dialysis or kidney transplantation. Aside from the substantial economic costs associated with dialysis, there are significant side effects and the average life expectancy of patients on dialysis is substantially diminished. Based on reports from the United States Renal Data System and epidemiology studies, Creative BioMolecules estimates that in 1995 there were more than 300,000 patients on dialysis and that the numbers are rising by 10% each year. In addition, the Company estimates that there were more than 700,000 patients with some degree of chronic renal failure in the United States in 1995. The Company believes that there is a significant commercial opportunity for a therapy that could reduce, delay or prevent the need for dialysis or that could halt the progression of chronic renal failure.

     The Company has initiated a series of studies to investigate the potential of OP-1 to moderate the progression of chronic renal failure. Results indicate that systemic administration of OP-1 can retard the progressive loss of kidney function in an animal model of chronic renal failure. The Company is conducting additional preclinical studies with the goal of initiating human clinical investigation of an OP-1 product for the treatment of chronic renal failure.

Dental Therapeutics

     Dental medicine has few therapeutics to treat the hard and soft tissues which comprise the tooth and its associated attachment structures. Creative BioMolecules is developing regenerative therapies to treat these tissues. The Company is evaluating OP-1 products for dentin regeneration as an alternative to certain root canal procedures and to treat periodontal disease. The Company is seeking a collaborative partner to complete development of and to commercialize these OP-1 product candidates.

     Dentin Regeneration. Dentin is a hard, mineralized tissue that lies immediately beneath the enamel of the tooth, surrounding the dental pulp which contains the tooth's nerve and blood vessels. Dentin acts as a protective layer to the dental pulp. A pulp exposure occurs when a defect in the tooth penetrates through the enamel and dentin into the pulp chamber. This often results in infection of the pulp, necessitating tooth extraction or removal of the pulp by root canal surgery. The Company's projections based on data from the most recent American Dental Association Survey of Services Rendered ("ADA Survey") indicate that in 1995 there were approximately 16 million root canal procedures performed in the United States. The Company believes that approximately one quarter of these procedures represent candidates for dentin regeneration therapy with an OP-1 product.

     A pilot clinical trial completed in 1994 in the United States with an OP-1 product showed statistically significant evidence of dentin formation. The trial was conducted under an IDE and involved placement of an OP-1 product onto an exposed pulp which was then sealed with standard dental filling material. The Company believes that there could have been greater dentin formation with a higher dosage, better control of bacterial penetration, use of more biocompatible dental filling materials, and standardization of procedures by investigators. The Company initiated a second pilot clinical trial in September 1995 to evaluate OP-1's safety and activity in dentin formation further, including tests of a range of OP-1 concentrations and different filling materials.

     Periodontal Tissue Repair. Periodontal disease is a bacterially induced inflammatory disorder that results in the progressive destruction of the periodontal tissues that hold teeth in place. Reliable and effective restoration of periodontal tissue damaged or lost as a result of periodontal disease is not possible with current therapies. The Company's projections based on data from the most recent ADA Survey indicate that in 1995 approximately four million patients underwent periodontal surgery in the United States for severe periodontal disease. The Company believes that most of these procedures would have been candidates for treatment with an OP-1 periodontal product.

     The Company has evaluated several candidates to treat periodontal disease, including an OP-1 product candidate and a Platelet-Derived Growth Factor ("PDGF") product candidate. Both product candidates showed periodontal tissue regeneration in animal tissue models of the disease. The Company is continuing development of OP-1 rather than PDGF primarily because of the Company's extensive research and manufacturing knowledge regarding OP-1.

Neurological Disorders

     A number of neurological disorders, including stroke, Parkinson's Disease, Alzheimer's Disease, and Amyotrophic Lateral Sclerosis (Lou Gehrig's Disease), are characterized by the acute or progressive death of neurons. A major advance in neuroscience was the discovery of naturally occurring proteins that promote the survival of neurons. It is generally believed that application of such proteins to neurons could slow or halt neuronal degeneration and hence slow disease progression. Studies conducted by Creative BioMolecules and its academic collaborators have indicated that OP-1 can promote neuron survival. The Company has initiated preclinical investigation of OP-1 as a treatment for certain neurological disorders.

     Stroke. Strokes occur when blood flow to the brain is interrupted by a clogged or burst artery. The interruption deprives the brain of blood and oxygen, and causes neurons to die. Stroke is the third leading cause of death in the United States and the number one cause of adult disability. The National Stroke Association estimates that there are 550,000 strokes every year in the United States and that three million Americans are permanently disabled because of stroke. There are currently no therapeutics available to aid the recovery from stroke. The Company believes that there is a substantial commercial opportunity for a therapeutic that could promote enhanced recovery from stroke.

     Recent research by Creative BioMolecules' academic collaborators has indicated that OP-1 can promote the growth of neurons and thereby enhance the ability of neurons to establish connections with adjacent neurons. The Company therefore believes that treatment with OP-1 has the potential to enhance recovery after brain injury caused by stroke. In a preclinical study in an animal model of stroke conducted by one of the Company's collaborators, OP-1 treated animals showed a statistically significant improvement in the recovery of fine motor skills compared to untreated animals. Creative BioMolecules is continuing these studies with the goal of initiating human clinical investigation of OP-1 as a treatment to enhance recovery from stroke.

     Parkinson's Disease. Parkinson's disease is a progressive neurological condition characterized by tremor, muscular rigidity, and slowness of movement. The disease is caused by the gradual loss of function and eventual death of the neurons which control the coordination of voluntary movement. While the disease may not become incapacitating for many years it is inevitably fatal. Current therapies offer a temporary palliative effect, but, for reasons not well understood, these therapies become ineffective after several years. The National Institute of Neurological Disorders and Stroke estimates that more than 500,000 people in the United States are affected by Parkinson's Disease at any one time, and that 50,000 people in the United States are diagnosed with Parkinsons's Disease each year. The Company believes that a therapy that promotes the survival of the neurons which degenerate in Parkinson's Disease could have substantial commercial potential.

     Initial studies in a preclinical model of Parkinson's Disease conducted by the Company's academic collaborators have indicated that OP-1 enhances survival of the neurons which are most affected by Parkinson's Disease and that this enhancement correlates with improved recovery of normal function. These studies are being continued with the goal of initiating clinical investigation of OP-1 as a treatment for Parkinson's Disease.

Osteoporosis

     Creative BioMolecules is engaged in a research program to develop therapeutic products for use in osteoporosis and other metabolic bone diseases. Osteoporosis is a term used to describe a variety of disorders that are characterized by a reduction in the mass of bone per unit volume. Current therapies for osteoporosis are thought to work by inhibiting further loss of bone tissue rather than stimulating the formation of new bone. The Company believes that treatments that would stimulate bone formation rather than inhibit bone resorption may be preferable for therapy in osteoporosis. The Company believes an OP-1 product, or a small molecule that triggers OP-1 production or mimics its action, may cause the body to rebuild the bone mass lost to osteoporosis or other metabolic bone diseases.

Small Molecule Program

     In addition to identifying and characterizing the OP-1 protein, Creative BioMolecules also has identified the DNA sequences which regulate the expression of OP-1, has identified the cellular receptors to which OP-1 binds and through which it acts and has determined the three-dimensional structure of OP-1. The Company is seeking to use these recent discoveries to identify orally-active drug compounds that either promote endogenous morphogenic protein expression or mimic morphogenic protein biological activities. For instance, the DNA sequences that regulate OP-1 expression and the receptors which bind OP-1 are being formatted into assays to screen and identify small molecules that increase OP-1 synthesis or mimic OP-1 action. In addition, the information that relates to the three-dimensional structure of OP-1 can be used to aid the rational design or modification of small molecule drug candidates. These assays and information have enabled the Company to develop a small molecule program that seeks to identify the next generation of drug development candidates based on morphogenic protein biology.

COLLABORATIVE AND LICENSING AGREEMENTS

     Stryker Corporation. Creative BioMolecules entered into a collaboration with Stryker Corporation in 1985 to identify and develop bone-inducing proteins. OP-1 was first isolated and characterized by the Company's scientists through research funded by Stryker. The Company will receive royalty payments based on Stryker's worldwide commercial sales of OP-1 products for use in orthopaedic reconstruction and manufacturing revenue for supply of Stryker's product requirements for such sales. The Company is currently supplying an OP-1 bone regeneration product to Stryker for use in clinical trials as part of the research program. The Company is conducting research on additional indications for OP-1 in orthopaedic reconstruction including cartilage regeneration. The Company's agreement with Stryker Corporation provides for research funding to the Company for this work. The current work plan establishes research objectives and funding through April 30, 1998.

     Stryker has exclusive rights to develop, market and sell products incorporating bone and cartilage-inducing proteins developed under the research program, including OP-1, for use in the field of orthopaedic reconstruction. The Company has also agreed not to undertake research to develop bone and cartilage-inducing proteins for use in orthopaedic reconstruction, on its own behalf or for third parties, for five years after conclusion of the research program. The Company has the exclusive and irrevocable right to develop, market and sell products incorporating morphogenic proteins developed under the research program, including OP-1, for all uses and applications other than orthopaedic reconstruction such as renal failure, certain dental disorders, neurological diseases, metabolic bone disorders, and others. Certain indications within dental therapeutics are the subject of negotiations to determine shared or assigned rights with or to Stryker. The Company is in active discussions with Stryker to agree on specific ownership details. Both the Company and Stryker have the right to grant licenses to third parties in their respective fields, and each is obligated to pay royalties to the other on its sales of such products and to share royalties received from licensees. The Company has been responsible for preclinical studies of OP-1 products, and Stryker and the Company are each responsible for clinical studies in their respective fields. The Company has the exclusive right to supply OP-1 products to Stryker for worldwide commercial sales in the field of orthopaedic reconstruction. See "-- Patents and Proprietary Rights."

     Biogen, Inc. In September 1994, the Company signed a three-year manufacturing contract with Biogen to produce several of Biogen's protein-based therapeutic candidates in the Company's manufacturing facility in Lebanon, New Hampshire for Biogen's use in its clinical trials. The contract covers the period from January 1995 through December 1997. The Company expects to realize up to $18 million in manufacturing contract revenue from Biogen during the three-year period, of which approximately $7.6 million had been recognized as of March 31, 1996. To enable the Company to meet its obligations under the manufacturing contract, Biogen financed the construction of a building addition and leasehold improvements to add bacterial fermentation capacity to the Company's manufacturing facility and financed the costs of the construction at an estimated total cost of $2.9 million. The Company agreed to reimburse Biogen for the costs of the addition and improvements at the end of the contract term at an amount equal to Biogen's construction costs less $300,000 and less all accumulated depreciation. The reimbursement to Biogen is expected to be no more than $2.2 million. Biogen also is installing and financing certain manufacturing equipment with an estimated total cost of $2.4 million, as provided in an equipment lease agreement. The Company has the option to purchase the equipment at the end of the lease term for an amount equal to its then fair market value or for such other amount as negotiated by the parties.

     Purdue University. In May 1996, Creative BioMolecules entered into an agreement with Purdue Research Foundation to define signaling pathways in the cell that result in tissue formation. The goal of this collaboration is to aid in the discovery of small molecule compounds that can regenerate a variety of tissues. This agreement expands the Company's effort to extend its technology from morphogenic proteins such as OP-1 to small, orally-active compounds that mimic or upregulate these proteins. As part of the agreement, Creative BioMolecules also has licensed rights to a class of small molecule compounds that have already been demonstrated to influence signal transduction pathways.

     National Institutes of Health. The Company has a cooperative research and development agreement with the National Institutes of Health to explore the biology of certain morphogenic proteins that were first identified by U.S. government researchers. As part of this agreement Creative BioMolecules has the first right to license patentable inventions that may arise from this collaboration.

     Academic Collaborations. The Company has relationships with a number of academic investigators which are focused on testing morphogenic proteins in tissue regeneration and restoration applications. In its collaborations, the Company seeks to expand the scientific knowledge concerning tissue formation as well as the activities and characteristics of various proteins under development by the Company. The academic collaborators are not employees of Creative BioMolecules. Hence, the Company has limited control over their activities and limited amounts of their time are dedicated to the Company's projects. The Company's collaborators may have relationships with other commercial entities, some of which compete with the Company. Although the precise nature of each relationship varies, the collaborators and their primary affiliated institutions generally sign agreements which provide for confidentiality of the Company's proprietary technology and results of studies. The Company seeks to obtain exclusive rights to license developments that may result from these studies.

     PruTech Research and Development Partnership. In December 1986, the Company granted to entities associated with Prudential Securities Incorporated (PruTech Research and Development Partnership III and PruTech Product Development Partnership; collectively, the "PruTech Entities") a license to use certain technology developed by the Company relating to Epidermal Growth Factor

("EGF") and PDGF. Technology developed as a result of such research and development is owned by the PruTech Entities. During 1988, the Company exercised its option under a related contract to take a worldwide, exclusive license to all such technology. The license requires the Company to pay the PruTech Entities royalties on sales of any PDGF or EGF-related products or on sublicenses of the technology through December 31, 1999.

        Enzon Cross-Licensing Agreement. The Company owns a number of issued
U.S.    and foreign patents with broad claims on the composition of
BABS[Trademark] (Biosynthetic Antibody Binding Sites) proteins and their interdomain linkers. BABS[Trademark] represents a separate technology developed by the Company, as to which the Company has retained rights, but is not currently being utilized in its OP-1 development programs. One important European patent in this family has been opposed. The opposition proceeding is in its early stages, and it is too early to predict its outcome. There can be no assurance that this European patent will not be narrowed or lost in the opposition. Some of the Company's BABS[Trademark] technology is also covered by patents held by Enzon Corporation ("Enzon"). In December 1993, the Company and Enzon signed cross-licensing and collaboration agreements which consolidate the two companies' intellectual property rights and know-how covering BABS[Trademark] proteins. The agreements allow each company, on a royalty-free basis, to develop and manufacture products based on the combined technology. Each party is also free to market products based on the combined technology in collaboration with a limited number of third parties, subject to the payment of a royalty by such third party. The parties have also agreed to outlicense the technology to third parties on a non-exclusive basis in exchange for license, milestone and royalty payments. Enzon has been designated the exclusive marketing agent for such licenses. The Company believes that consolidation of the companies' respective positions relating to BABS[Trademark] proteins has created a strong position in the use and manufacture of these novel proteins.

MANUFACTURING

     The Company has significant manufacturing experience in the scaling-up and production of recombinant proteins, including its own OP-1 protein. This manufacturing experience prepares the Company to move forward with its OP-1 product programs utilizing its own manufacturing capabilities. The Company has produced its recombinant proteins by bacterial fermentation as well as by mammalian cell culture techniques in the laboratory. The Company has scaled-up both of these production processes and has produced clinical grade recombinant proteins using each of them. In March 1993, the Company acquired a 47,000 square foot manufacturing facility in Lebanon, New Hampshire from Verax Corporation ("Verax") to scale-up the production of its morphogenic proteins, growth factors and BABS[Trademark] proteins. The facility was designed to enable production for clinical research and commercial use in accordance with current Good Manufacturing Practices ("cGMP") as mandated by the FDA.

     In September 1994, the Company signed a three-year manufacturing contract with Biogen to produce in the manufacturing facility several of Biogen's protein-based therapeutic candidates for Biogen's use in its clinical trials. To enable the Company to meet its obligations under the manufacturing contract, Biogen financed the construction of a 7,000 square foot addition to the present facility for cGMP production using bacterial fermentation and agreed to lease equipment to the Company for the operation of such portion of the facility. See "-- Collaborative and Licensing Agreements -- Biogen, Inc." The Company believes that the acquisition and expansion of this manufacturing facility will significantly enhance its ability to produce qualified products for clinical trials and commercialization of OP-1.

COMPETITION

     The potential therapeutic products which Creative BioMolecules is developing will compete with existing and new products being developed by others for treatment of the same indications. Competition in the development of human therapeutics is particularly intense and includes many large pharmaceutical and biopharmaceutical companies, specialized biotechnology firms, universities and other research institutions. Certain of these companies have extensive financial, marketing and human resources which may result in significant competition. Many pharmaceutical companies have extensive experience in undertaking clinical trials, in obtaining regulatory approval to market products and in manufacturing on a large scale. Other biopharmaceutical companies may also have more resources and experience in these areas than the Company. Several pharmaceutical companies have entered or expanded their presence in the biotechnology field by acquiring specialized biotechnology companies, thus providing additional resources to the acquired companies which may allow them to become more competitive.

     The technology underlying the development of human therapeutic products is expected to continue to undergo rapid and significant advancement and change. In the future, the Company's technological and commercial success will be based on its ability to develop proprietary positions in key scientific areas and efficiently evaluate potential product opportunities.

     A number of companies are engaged in the research and development of morphogenic proteins for the repair of bone and cartilage. The Company is aware that Genetics Institute is pursuing the development of bone morphogenetic proteins and, to the Company's knowledge, is the only other company that has begun human clinical trials of a recombinant bone morphogenetic protein for the repair of orthopaedic and other skeletal defects. Genetics Institute has entered into relationships with Yamanouchi Pharmaceuticals Co., Ltd. and Sofamor Danek Group, Inc. covering development and marketing of bone morphogenetic proteins. In addition, the Company believes that a number of biopharmaceutical companies are developing other recombinant human proteins, primarily growth factors, for use in the repair of bone and cartilage defects and in other indications. A number of other companies are pursuing traditional therapies, including autografts, allografts and electrical stimulation devices, as well as cell therapies for the repair of bone and cartilage defects that may compete with the Company's products. See "Risk Factors -- Competition and Risk of Technological Obsolescence."

     The Company's potential products for dental indications will compete primarily with traditional therapies. The Company is not aware of any companies pursuing the development of recombinant proteins for dentin applications. The Company is aware that Genetics Institute is pursuing the development of bone morphogenetic proteins for the repair of periodontal tissue.

     The Company is aware of several biotechnology companies that are developing recombinant protein based products for the treatment of renal and neurological disorders. In the field of renal failure two different products are being evaluated in human clinical studies for acute renal failure and one of those products is also being evaluated preclinically for chronic renal failure. Creative BioMolecules is not aware of any companies developing morphogenic protein based products for either acute or chronic renal failure. In the field of neurological disorders, particularly in the areas of recovery from stroke and treatment of Parkinson's Disease, there are several companies engaged in preclinical and clinical studies with recombinant protein based and more traditional small molecule products. One of those product candidates (for the treatment of Parkinson's Disease) is based on a morphogenic protein that is part of the same family of proteins of which OP-1 is a member.

     A number of biotechnology and pharmaceutical companies are pursuing the development of other recombinant growth factors and hormones for the treatment of osteoporosis. The Company believes that only a limited number of companies are seeking to develop morphogenic proteins for the treatment of osteoporosis. However, many major pharmaceutical companies are pursuing the development of traditional drug therapies for the treatment of osteoporosis.

     In addition to competing with pharmaceutical and biotechnology companies, the Company's products and technologies will also compete with those developed by academic institutions, government agencies and other public organizations conducting research that may discover new therapies, seek patent protection or establish collaborative arrangements for product research.

     The Company believes that in addition to a product's patent position, efficacy and price, the timing of a product's introduction may be a major factor in determining eventual commercial success and profitability. Early entry may have important advantages in gaining product acceptance and market share. Accordingly, the relative speed with which the Company can complete preclinical and clinical testing, obtain regulatory approvals, and supply commercial quantities of the product is expected to have an important impact on the Company's competitive position, both in the United States and abroad. Other companies may succeed in developing similar products that are introduced earlier, are more effective, or are produced and marketed more effectively. There can be no assurance that research and development by others will not render any of the Company's products obsolete or noncompetitive.

PATENTS AND PROPRIETARY RIGHTS

     Creative BioMolecules pursues a policy of obtaining patent protection for patentable subject matter in its proprietary technology. As of May 24, 1996, the Company owned or had rights to 37 issued patents and 77 pending patent applications in the United States. The Company also owned or had rights to approximately 28 issued foreign patents and 124 foreign patent applications pending in Europe, Japan and certain other countries. Many of these applications were filed through the Patent Cooperation Treaty and the European Patent Office seeking to preserve for the Company the right to file applications in various countries. Certain patents and patent applications relating to morphogenic proteins, including OP-1, are owned by Stryker and have been licensed exclusively to the Company for use in all indications other than orthopaedic reconstruction. See "-- Collaborative and Licensing Agreements -- Stryker Corporation." Certain other patents and patent applications are owned jointly with other collaborators. There can be no assurance, however, that any such patent applications will issue as patents, or that any patent now issued, or to be issued, will provide a preferred position with respect to the technology or products it covers.

     Morphogenic Protein Technology: Within the Company's patent estate, 14 issued U.S. patents, 10 granted foreign patents, 59 U.S. pending applications and 85 pending foreign applications pertain to the Company's morphogenic protein technology. Of these, 14 U.S. patents, 9 foreign patents, 16 U.S. pending applications and 41 foreign applications pertain to composition of matter; 4 U.S. pending applications and 8 foreign applications pertain to methods of production; 14 U.S. applications and 6 foreign applications pertain to the Company's small molecule program and 1 foreign patent, 25 U.S. pending applications and 30 foreign applications pertain to particular tissue applications, including renal, neural, bone, liver, periodontal, dentin, gastrointestinal tract and immune cell-mediated tissue applications.

     On February 28, 1996 the European Patent Office granted a patent to Stryker Corporation containing claims to OP-1 composition of matter, its use and its method of manufacture. The patent also has claims to the use of BMP-2, Genetics Institute's lead morphogenic protein, as a bone forming protein. The claims in the European patent provide coverage similar to that of one or more U.S. patents issued to Stryker Corporation.

     Other Technology: Within the Company's patent estate, the Company owns or has rights to 6 U.S. patents, 4 foreign patents, 10 U.S. applications and 18 foreign applications, related to its BABS(TM) and interdomain linker technology. The Company also has patents issued in the United States and certain foreign countries, and applications pending in the United States and certain foreign countries on compositions of matter, methods of use and methods of production relating to other proprietary technology.

     The Company's success will depend in part on its ability to obtain marketing exclusivity for its products for a period of time sufficient to establish a market position and achieve an adequate return on its investment in product development. The Company believes that protection of its products and technology under United States and international patent laws and other intellectual property laws is an important factor in securing such market exclusivity. U.S. patents have a term of 17 years from the date of issue for patents issued from applications submitted prior to June 8, 1995 and 20 years from the date of filing of patents issued from applications submitted on or after June 8, 1995. Patents in most foreign countries have a term of 20 years from the date of the filing of the patent application. In the United States and certain foreign countries, the exclusivity period provided by patents covering pharmaceutical products may be extended by a portion of the time required to obtain regulatory approval for a product. The Company's issued U.S. patents begin expiring in 2005, and issued foreign patents begin expiring in 2006.

     Although the Company pursues patent protection, significant legal issues remain as to the extent to which patent protection may be afforded in the field of biotechnology, in both the United States and foreign countries. Furthermore, the scope of protection has not yet been broadly tested. Therefore, the Company also relies upon trade secrets, know-how and continuing technological advancement to develop and maintain its competitive position. Disclosure of the Company's know-how is generally protected under confidentiality agreements. There can be no assurance, however, that all confidentiality agreements will be honored, that third parties will not develop equivalent technology independently, that disputes will not arise as to the ownership of technical information or that wrongful disclosure of the Company's trade secrets will not occur.

     Certain products and processes important to Creative BioMolecules may be subject in the future to patent protection obtained by others. Biotechnology is developing rapidly. Because many patent applications have been filed in this field in recent years, the scope that courts will give to the claims of patents issued from such applications and the nature of these claims cannot be predicted. Several patent applications based on work done years ago have been issued to others with broad claims directed to the use of basic recombinant DNA technology. It is premature to predict what general trend, if any, will emerge as to the breadth of allowed claims for biotechnology products and related uses. The allowance of broader claims may increase the incidence and cost of interference proceedings at the United States Patent and Trademark Office and the risk of infringement litigation. A policy of allowing narrower claims, conversely, could limit the value of the Company's proprietary rights under its patents. It is possible that Patent and Trademark Office interference proceedings will occur with respect to a number of the Company's patent applications or issued patents. It is also likely that subject matter patented by others will be required by the Company to research, develop, or commercialize at least some of the Company's products. No assurance can be given that licenses under any such patent rights of others will be made available on acceptable terms.

     The Company is aware that Genetics Institute has been issued several patents in the field of bone morphogenic proteins including a U.S. patent with claims to OP-1 cDNA (complementary DNA) and a U.S. patent with claims to a method of manufacturing OP-1. The Company has rights in one or more pending Stryker applications containing claims similar to the claimed subject matter of the two Genetics Institute patents. The Company believes the named inventors in the Stryker applications were the first to discover OP-1. If so, the Company should prevail over Genetics Institute in interference proceedings in the U.S. Patent and Trademark Office. There can be no assurance, however, that the Patent Office will declare an interference or that the Company necessarily would prevail in any interference proceeding. Were an interference to be lost, and if a license were not available from Genetics Institute, the Company might be required to alter its manufacturing techniques, thereby likely delaying FDA approval of its products, or might be required to engage in costly litigation. There can be no assurance that the Company necessarily would prevail in such a litigation.

     The Company also has rights in two U.S. patents issued to Stryker containing claims which are in interference with a Genetics Institute application claiming BMP-2 protein. The Administrative Law Judge presiding over the interference has issued a ruling that the Genetics Institute pending claims to osteogenic recombinant human BMP-2 protein are unpatentable to Genetics Institute. The decision is subject to review at a final hearing in the U.S. Patent and Trademark Office and thereafter can be appealed. There can be no assurance that the decision ultimately will be upheld. Were the decision to be reversed, the likelihood that the Company could maintain its right to exclude third parties from exploiting BMP-2 in the United States would be reduced.

     The Company also has rights in a European patent issued to Stryker with claims to the use of BMP-2 as a bone forming protein. The Company anticipates that Genetics Institute will oppose the patent, as permitted under European patent practice. There can be no assurance as to the outcome of such an opposition. If the claims to the use of BMP-2 are lost in the opposition, the Company's ability to exclude third parties from exploiting BMP-2 in Europe would be diminished.

     Genetics Institute or another competitor also could obtain patents which could materially constrain the Company's ability to exploit its morphogenic technology in a country outside the United States if a license were not available.

REGULATORY ISSUES

     Regulation by governmental agencies in the United States and other countries is a significant factor in the clinical evaluation and licensing of the Company's potential products as well as in the development and research of new products. All of the Company's products currently under development will require regulatory approval by the FDA under the Food, Drug, and Cosmetic Act, as a drug or device, or under the Public Health Service Act as a biological, to be marketed in the United States. Regardless of the classification assigned to the Company's products, all human diagnostic and therapeutic products are subject to rigorous testing. Generally, considerable time and expense are required to clinically evaluate the safety and efficacy of a new product. Moreover, even after extensive preclinical testing, unanticipated side effects can arise during clinical trials that can halt or delay the regulatory process at any point. The Company believes that seeking and obtaining regulatory approval for a new therapeutic or diagnostic product is likely to take several years and require the expenditure of substantial resources.

     Products developed through genetic engineering, such as the Company's products, are relatively new, and state and local regulation may increase as genetically engineered products become more common. The federal government oversees certain recombinant DNA research activity through the National Institutes of Health Guidelines for Research Involving Recombinant DNA Molecules (the "NIH Guidelines"). The Company believes it complies with the NIH Guidelines, which prohibit or restrict certain recombinant experiments, set forth levels of biological and physical containment of recombinant DNA molecules to be met for various types of research, and require that institutional biosafety committees approve certain experiments before they are initiated. Compliance with the NIH Guidelines has not had, and the Company does not foresee that it will have, a material effect on the competitive position or cash flow of the Company. Recently, both the NIH and the FDA discussed alternative models for regulation of recombinant DNA research and the products resulting from such research. It is not possible to predict the effect of such potential regulatory changes on the Company or its potential competitors.

     Pharmaceutical and Biological Products. The Company expects that certain of its potential products will be regulated by the FDA as pharmaceuticals or biologicals. The regulatory approval of pharmaceutical and biological products in the United States intended for therapeutic use in humans involves many steps. The initial phase of the FDA approval process involves preclinical testing to demonstrate that the product would not be an unreasonable hazard in clinical studies with human subjects. Upon completion of preclinical testing, an IND application must be filed with the FDA. The application includes (i) information on the composition of the product including pharmacology and toxicology, (ii) chemistry, manufacturing, and control information, (iii) results of all the preclinical safety and efficacy investigations including in vivo and in vitro studies, (iv) information on any previous human experience with the product, (v) a clinical design and protocol, (vi) information on the investigators, (vii) the necessary agreements among parties involved in the testing and (viii) approval of an Institutional Review Board at the center(s) conducting the study or studies. If the application has not been denied or if additional information has not been requested by the FDA within 30 days of filing, the applicant may then begin clinical studies.

     Clinical testing usually occurs in three phases to demonstrate safety and efficacy of the product. Phase I clinical trials consist of testing for the safety and tolerance of the product with a small group of subjects and may also yield preliminary information about the efficacy and dosage levels of the product. Phase II clinical trials involve testing for efficacy, determination of optimal dosage and identification of possible side effects in a larger patient group. Phase III clinical trials consist of additional testing for efficacy and safety with an expanded patient group. Currently, FDA requires a separate IND for each distinct clinical study. After product approval, FDA may request or require an additional phase (Phase IV) of clinical studies to provide additional information on safety and efficacy.

     Upon successful completion of Phase III testing, either a New Drug Application ("NDA") or Product License Application/Establishment License Application ("PLA/ELA") can be filed, depending upon whether the product is designated as a drug or a biological, respectively. The FDA normally requires at least two adequate and well-controlled clinical trials for product approval. Either approval (NDA or PLA/ELA) requires a detailed review of all data collected from clinical studies, the composition of the drug or biological, non-clinical pharmacology and toxicology data, environmental impact data, human pharmacokinetics and bioavailability data, patent information, certain case report data and forms, the labeling that will be used, information on chemistry, manufacturing, and controls, and samples of the product. After the FDA completes its review of the application, the product is typically reviewed by a panel of medical experts, and the applicant is required to answer questions on its safety and efficacy. The FDA considers the recommendation of the panel, and may in its own discretion approve an NDA or PLA/ELA. If so approved, the product may then be marketed.

     Devices. The Company expects that certain of its potential products will be regulated by the FDA as Class III devices. Preclinical evaluations of Class III devices are similar to those of pharmaceuticals and biologicals, with additional emphasis on implant persistence, implant sensitization, and carrier characterization and specifications. Upon completion of preclinical testing, an IDE application is filed with the Center for Devices and Radiological Health in the FDA. This application consists of (i) identifying information on the sponsor, (ii) complete reports of prior investigations of the device, (iii) a summary of the investigational plan (or the complete plan), (iv) a description of the methods, facilities, and controls used for manufacturing, processing, packing, storage, and installation of the device, (v) example investigator agreements, (vi) a list of investigators, (vii) certifications concerning investigators and Investigational Review Boards, (viii) copies of labeling and
(ix) materials relating to environmental impact and informed consent. If the application has not been denied by the FDA within 30 days of filing, the applicant may then begin clinical studies. The FDA may approve the IDE before the end of the 30 day period, in which case the applicant may begin clinical studies immediately.

     The clinical testing of a device may consist of a preliminary feasibility study leading to a much larger pivotal safety and effectiveness study, or it may consist of only the larger pivotal safety and effectiveness study. Upon successful completion of the clinical testing and compilation of the data, a PMA application can be filed. This application consists of (i) indications for use,
(ii) product description, (iii) discussion of alternatives to use of the device,
(iv) marketing history (worldwide), (v) review of clinical studies and results,
(vi) methods, facilities and controls (as in an IDE), (vii) non-clinical data,
(viii) if only one clinical study is used, a justification of that approach,
(ix) identification and bibliography of any information relevant to the safety and effectiveness of the device, (x) product samples, (xi) product labeling and
(xii) certain environmental information. The FDA is required to respond to the PMA submission within 180 days, although the FDA may not adhere to this schedule and further review may take additional time. After the FDA completes its review of the application, the product is typically reviewed by a panel of medical experts, and the applicant is required to answer questions on its safety and effectiveness. At the recommendation of the panel, a PMA may be granted, and the product may then be marketed.

     Treatment IND Status. Before the completion of clinical trials for products, a company may file for Treatment IND status under provisions of the IND regulations. These regulations apply to products for patients with serious or life-threatening diseases and are intended to facilitate the availability of new products to desperately ill patients after clinical trials have shown convincing evidence of efficacy, but before general marketing approval has been granted by the FDA. Under these regulations, it may be possible for the Company to recover some of the costs of research, development and manufacture of its products before commercial marketing begins. The Company may seek Treatment IND status for qualified products, although the decision whether to grant such status lies with the FDA.

     The FDA has also adopted regulations intending to accelerate the approval of therapeutic products for serious and life threatening diseases under certain circumstances. The Company may seek to utilize these regulations for qualified products. Approvals under these regulations may be conditioned on further studies by the Company, may include restrictions on marketing, may require prior submission of promotional materials, and may be subject to expedited withdrawal of approval.

     User Fees. The United States Congress passed the Prescription Drug User Fee Act ("User Fee Act") in October 1992. The purpose of the User Fee Act is to reduce the time that the FDA takes to act on completed PLAs, ELAs, and NDAs. Priority applications should be acted upon in six months and regular applications should be acted upon in 12 months from date of submission. The User Fee Act contemplates that establishment, application and product fees paid by pharmaceutical companies seeking license approval or who already have products on the market will be used to pay for extra resources at the FDA. The increase in resources is intended to allow the FDA to meet the above deadlines. Small companies with no product on the market may receive a reduction and deferral of some fees. User fee waivers are possible for companies with limited resources if they can show that fees are a barrier to innovation or to development of products. Waivers are also possible to protect the public health, if fees would exceed FDA costs, or on equitable grounds. The FDA has stated that it will grant these waivers on a case-by-case basis. In particular, smaller entities (less than $10 million in annual gross revenues and no corporate parent or funding source with annual gross revenues of $100 million or more), or up to medium-sized entities (annual gross revenues of less than $100 million) developing Orphan Drugs, may qualify for a fee waiver. The FDA has issued a draft guidance document describing criteria for user fee exceptions and waivers, and the Company may seek such exceptions or waivers for its products if appropriate under this guidance. The user fee program does not apply to generic drugs and medical devices at this time. However, negotiations are ongoing since December 1993 between the Medical Device Industry and the FDA on the implementation of user fees for the manufacture and approval of devices. The FDA's ability to meet the goals of the user fee program may affect its continued existence and extension to other approval categories.

     Facilities Inspection. In addition to product approval prior to marketing, the Company must also obtain FDA approval of the facility in which its products will be manufactured. In the case of a pharmaceutical or a device, the Company must be in compliance with cGMP requirements; inspection of the Company's facilities to determine such compliance would be conducted as part of the overall NDA or PMA approval. In the case of a biological, a separate application specific to the manufacturing facility must be approved (in the form of an ELA), and the facility must meet guidelines set by the Center for Biologics Evaluation and Research. Since any NDA, PMA or ELA approved by the FDA is both site and process specific, any material change by the Company in its manufacturing process, equipment or location would necessitate additional FDA review and approval. In November 1995, the FDA issued a proposed rule under which companies manufacturing "well-characterized biotechnology-derived drugs" would not be required to obtain a separate ELA. However, in a recent notice in the Federal Register, the FDA suggested that it was moving away from the "well-characterized" definition, and would instead exempt specific products or product classes on a case-by-case basis. The Company may seek such exemptions for its products, where appropriate.

     Foreign Regulations. Regulations concerning the marketing of human therapeutic and diagnostic products are generally imposed by foreign governments and may have an impact on the Company's anticipated operations. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement levels vary widely from country to country. The Company attempts to conduct its development activities in a manner that would also support regulatory filings in selected foreign countries.

     Other. Recent amendments to the federal laws have loosened export restrictions on therapeutic products, including amendments permitting the export of products not yet approved in the United States but approved in certain foreign countries. The Company may choose to conduct such exports of its products prior to obtaining FDA marketing approval in the United States.

     In addition, the Company is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Research Conservation and Recovery Act, regulations administered by the Nuclear Regulatory Commission, national restrictions on technology transfer, import, export and customs regulations and other present or possible future local, state or federal regulation. From time to time, other federal agencies and congressional committees have indicated an interest in implementing further regulation of biotechnology applications. The Company is not able to predict whether any such regulations will be adopted or whether, if adopted, such regulations will adversely affect the Company's business.

EMPLOYEES

     As of May 31, 1996, the Company had 176 full-time employees, 26 of whom hold Ph.D., D.V.M., or M.D. degrees. The Company considers its relations with its employees to be good and has experienced a low rate of employee turnover. None of the Company's employees is covered by a collective bargaining agreement. The Company has entered into confidentiality agreements with all of its employees.

                                   MANAGEMENT

     The executive officers, directors and key employees of the Company are as follows:

                  NAME                     AGE                     POSITION
- -----------------------------------------  ---     -----------------------------------------
Michael M. Tarnow........................  52      Chief Executive Officer, President and
                                                   Director
Brian H. Dovey(1)........................  54      Chairman of the Board and Director
Charles Cohen, Ph.D......................  45      Chief Scientific Officer and Director
Thomas J. Facklam, Ph.D. ................  45      Vice President, Product Development and
                                                   Quality
Ronald D. Johnson, Ph.D..................  51      Vice President, Operations
Gregory F. Liposky.......................  41      Vice President, Manufacturing
Stephanie K. Marrus......................  49      Vice President, Corporate Development
Wayne E. Mayhew III......................  44      Vice President and Chief Financial
                                                   Officer, Treasurer and Secretary
Patrick Owen Burns(2)....................  58      Director
Jeremy L. Curnock Cook(2)................  46      Director
Martyn D. Greenacre(2)...................  54      Director
Arthur J. Hale, M.D.(1)..................  69      Director
Michael Rosenblatt, M.D. ................  48      Director
James R. Tobin (1).......................  51      Director

- ---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Michael M. Tarnow joined the Company as President, Chief Executive Officer and Director in July 1995. From 1973 until joining the Company in 1995, Mr. Tarnow worked in various capacities at Merck & Co., Inc. From 1988 to 1990, Mr. Tarnow headed Merck's worldwide business development activities as Executive Director of Corporate Development. In 1990, he was appointed President and CEO of Merck Frosst Canada, Merck's Canadian subsidiary. In 1994, Mr. Tarnow returned to the United States as Executive Vice President of Medco Containment Services and Merck Managed Care, where he was responsible for initiating managed care programs in several international markets. Mr. Tarnow received his J.D. from the University of Illinois.

     Brian H. Dovey has served as Chairman of the Board since January 1995 and as a member of the Company's Board of Directors since September 1992. Since 1988, Mr. Dovey has been a General Partner of Domain Associates, a venture capital firm, affiliates of which are stockholders of the Company. From 1983 to 1988, Mr. Dovey was employed at Rorer Group Inc. (now Rhone-Poulenc Rorer Inc.) where he held various management positions, most recently as President. He also serves as a director of Athena Neurosciences, Inc., Connective Therapeutics, Inc., NABI, ReSound Corporation, and Vivus, Inc.

     Charles Cohen, Ph.D., a founder of the Company, has served as Chief Scientific Officer since June 1990, and as a member of the Company's Board of Directors since April 1982. Dr. Cohen served as Chief Executive Officer from January 1985 to December 1991 and from November 1993 to July 1995, President from January 1985 to December 1991 and from January to July of 1995, Chairman of the Board from June 1990 to January 1995 and Vice President and Scientific Director from April 1982 to January 1985. Prior to co-founding the Company, he was Manager of Biochemical Development for Waters Associates, a manufacturer of chromatography and filtration equipment, then a subsidiary of Millipore Corporation. He also serves as a director of Exelixis Pharmaceuticals, Inc. Dr. Cohen received his Ph.D. in Basic Medical Science from New York University School of Medicine. Dr. Cohen served as a Research Fellow in the University of Virginia's Department of Biophysics and Biochemistry from 1976 to 1977.

     Thomas J. Facklam, Ph.D. joined the Company in May 1996 as Vice President, Product Development and Quality. Prior to joining the Company, he served as Senior Director International Project Management and Clinical Research since 1994 at R.W. Johnson Pharmaceutical Research Institute. From 1992 to 1994, he served as Vice President Biotechnology of Ares-Serono N.V., a pharmaceutical company, where he had held drug development management positions from 1987 to 1992. Previously, he held research and development positions at Serono Laboratories, Inc., a pharmaceutical company, and the Batelle Memorial Institute, a contract research organization. He received his Ph.D. in Biochemistry/Molecular Biology from Ohio State University.

     Ronald D. Johnson, Ph.D. joined the Company in August 1992 as Vice President, Operations. Prior to joining the Company, he had served as Vice President, Diagnostic/Growth Factor Manufacturing since 1992 at Chiron Corporation, a biopharmaceutical company, where he had served as Vice President, Process Development and Manufacturing from 1987 to 1991. Previously, he held process development positions at Merck Sharp & Dohme Research Laboratories and Eli Lilly & Co. He received his Ph.D. in Biochemistry from Oklahoma State University.

     Gregory F. Liposky joined the Company in March 1993 as Vice President, Manufacturing concurrently with the acquisition by the Company of a manufacturing facility from Verax Corporation ("Verax"). Prior to joining the Company, he had served as Vice President, Bioprocessing since 1991 at Verax, a toll manufacturer of biotechnology products, where he had served as Operations Manager from 1989 to 1991 and Production Manager from 1985 to 1989. He received his M.B.A. from Monmouth College.

     Stephanie K. Marrus joined the Company in July 1994 as Vice President, Corporate Development. Prior to joining the Company, she had served as Director, Corporate Communications at Vertex Pharmaceuticals, Inc. since July 1992. From 1991 to 1992, she held two positions in the administration of Governor William Weld. She served as Deputy Secretary for Policy in the Executive Office of Economic Affairs and Executive Director, Massachusetts Underground Storage Tank Board. From 1990 to 1991, she served as President of The Brant Company, a strategic management consulting firm. From 1987 to 1990, she served as Director of Business Development for the Hewlett-Packard Company. Previously, she held various marketing positions in the computer industry. She received an M.B.A. from the Wharton School of the University of Pennsylvania.

     Wayne E. Mayhew III has served as Chief Financial Officer since May 1983, Vice President since August 1984, Treasurer since December 1986, and Secretary since June 1990. Prior to joining the Company, he was a Small Business Services and Audit Manager for Deloitte, Haskins & Sells. Mr. Mayhew is a certified public accountant. He received his Masters in Accountancy from Brigham Young University.

     Patrick Owen Burns has been a member of the Company's Board of Directors since January 1987. Since 1986, he has been a Vice President of R&D Funding Corp., a company that provides product development financing for advanced technology companies and an affiliate of Prudential Securities Incorporated ("Prudential Securities"), an investment banking and security brokerage firm. He served as a director of R&D Funding Corp. from 1989 to 1992. Affiliates of R&D Funding Corp. are stockholders of the Company. Since July, Mr. Burns also has held various officer positions, including Vice President and First Vice President, of Prudential Securities. He is presently a Senior Vice President of Prudential Securities. Mr. Burns also serves as a director of Ecogen Inc., Synbiotics Corp. and Texas Biotechnology Corp.

     Jeremy L. Curnock Cook has been a member of the Company's Board of Directors since January 1995. He is currently a director of Rothschild Asset Management Limited which acts as an advisor to Biotechnology Investments Limited, which is a stockholder of the Company. In 1975, Mr. Curnock Cook founded and became Managing Director of The International Biochemical Group Ltd., a company engaged in applied biotechnology, which was subsequently acquired by Royal Dutch/Shell Group of Companies in 1985. He also serves as a director of Ribozyme Pharmaceuticals, Inc. and Targeted Genetics Corp.

     Martyn D. Greenacre has been a member of the Company's Board of Directors since June 1993. Since 1992, Mr. Greenacre has been President and Chief Executive Officer of Zynaxis, Inc., a drug delivery company based in Malvern, Pennsylvania. Prior to joining Zynaxis, from 1973 through 1992, he held several senior management positions at SmithKline Beecham, most recently as chairman of European operations. He also serves as a director of Cephalon Inc., Genset, IBAH Inc., and Zynaxis, Inc.

     Arthur J. Hale, M.D., has been a member of the Company's Board of Directors since June 1987. Since 1985, Dr. Hale has been a partner and director of Apax Partners & Co. Ventures Ltd., the United Kingdom associate of Patricof & Co. Ventures, Inc., a venture capital firm, affiliates of which are stockholders of the Company. Previously, he was Vice President of Research and Development at G.D. Searle in the United Kingdom.

     Michael Rosenblatt, M.D. has been a member of the Company's Board of Directors since June 1993. Since 1996, Dr. Rosenblatt has been the Faculty Dean for Academic Programs at Beth Israel Hospital at Harvard Medical School and Senior Vice President for Academic Affairs at Beth Israel Hospital in Boston. Since 1992, Dr. Rosenblatt has been the Ebert Professor of Molecular Medicine at Harvard Medical School, Chief of the Division of Bone and Mineral Metabolism at Beth Israel Hospital and Director of the Harvard-Massachusetts Institute of Technology Division of Health Sciences and Technology. From 1983 through 1992, he was with Merck Sharp & Dohme Research Laboratories, most recently serving as Senior Vice President for Research. He also serves as a director of ProScript, Inc.

     James R. Tobin has been a member of the Company's Board of Directors since January 1995. He became President and Chief Operating Officer of Biogen, Inc., a biotechnology company, in 1994. Prior to joining Biogen, Mr. Tobin was with Baxter International Inc., a health care products company, where he served as President and Chief Operating Officer from 1992 to 1994, as Executive Vice President from 1988 to 1992 and in various management positions prior to 1988. He also serves as a director of Biogen, Inc. and Genovo, Inc.

     The Company's Restated Certificate of Incorporation provides for a Board of Directors classified into three terms. Patrick Owen Burns, Charles Cohen and Jeremy L. Curnock Cook serve in a class whose term ends at the 1997 annual stockholders' meeting. Brian H. Dovey, Arthur J. Hale and Michael M. Tarnow serve in a class whose term ends at the 1998 annual stockholders' meeting. Martyn D. Greenacre, Michael Rosenblatt and James R. Tobin serve in a class whose term ends at the 1999 annual stockholders' meeting.

     The Company has agreed with the PruTech Entities to use its best efforts to cause a designee of the PruTech Entities to be elected to the Board of Directors. The PruTech Entities have designated Patrick Owen Burns. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

                                       PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 31, 1996, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and other executive officers, and (iv) all directors and executive officers as a group.

                                                                             PERCENTAGE BENEFICIALLY
                                                                                     OWNED(1)
                                                               SHARES        ------------------------
                                                            BENEFICIALLY     BEFORE THE     AFTER THE
NAME AND ADDRESS (AS REQUIRED) OF BENEFICIAL OWNER**          OWNED(1)        OFFERING      OFFERING
- ----------------------------------------------------        ------------     ----------     ---------
Entities associated with
Patricof & Co. Ventures, Inc. or its associate,
Apax Partners & Co. Ventures Ltd.(2)......................     4,894,916        16.6%          15.5%
  445 Park Avenue
  New York, NY 10022
Biotechnology Investments Limited(3)......................     2,266,122         7.8            7.3
  St. Julian's Court
  St. Peter's Port
  Guernsey, Channel Islands
Amerindo Investment Advisors, Inc.(4).....................     2,148,500         7.4            6.9
  388 Market Street
  San Francisco, CA 94111
Entities associated with Domain Associates(5).............     1,811,316         6.2            5.8
  One Palmer Square
  Princeton, NJ 08542
Patrick Owen Burns(6).....................................       731,782         2.5            2.4
Charles Cohen, Ph.D.(7)...................................       669,331         2.3            2.1
Jeremy L. Curnock Cook(8).................................     2,268,622         7.8            7.3
Brian H. Dovey(9).........................................     1,823,607         6.2            5.8
Martyn D. Greenacre(14)...................................         7,500           *              *
Arthur J. Hale, M.D.(10)..................................     3,980,090        13.5           12.7
Michael Rosenblatt, M.D.(14)..............................        12,500           *              *
Michael M. Tarnow(14).....................................       400,000         1.4            1.3
James R. Tobin(14)........................................         2,500           *              *
Thomas J. Facklam, Ph.D. .................................            --          --             --
Ronald D. Johnson, Ph.D.(11)..............................       111,275           *              *
Gregory F. Liposky(12)....................................        22,932           *              *
Stephanie K. Marrus(14)...................................        23,500           *              *
Wayne E. Mayhew III(13)...................................       100,364           *              *
All directors and executive officers as a group (13
  Persons)................................................    10,154,003        32.9           30.9

- ------------------------------

   * Less than 1%

  ** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.

 (1) Applicable percentage of ownership is based on 29,072,105 shares of Common Stock outstanding as of May 31, 1996 together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of

     Common Stock subject to options or warrants which are currently exercisable or convertible or which will become exercisable or convertible within sixty (60) days after May 31, 1996 are deemed outstanding for computing the beneficial ownership of the person holding such option or warrant but are not outstanding for computing the beneficial ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Consists of 553,669 shares (529,522 shares of Common Stock and 24,147 shares of Common Stock subject to a warrant) held by Banque Wormser Freres, Custodian for Apax CR IIA; 221,777 shares (212,099 shares of Common Stock and 9,678 shares of Common Stock subject to a warrant) held by Banque Wormser Freres, Custodian for Apax CR IIC; 197,785 shares of Common Stock held by Coutts & Co (Jersey) Limited, Custodian for APA Excelsior Venture Capital Holdings (Jersey) Ltd.; 22,779 shares of Common Stock held by Coutts & Co (Jersey) Limited, Custodian for Apax Venture Capital Fund Ltd.; 764,994 shares of Common Stock held by Coutts & Co (Jersey) Limited, Custodian for Apax Ventures II, Ltd.; 778,498 shares (710,674 shares of Common Stock and 67,824 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III Trust; 954,060 shares of Common Stock held by Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III International Partners, L.P. (870,941 shares of Common Stock and 83,119 shares of Common Stock subject to a warrant); 487,206 shares (406,005 shares of Common Stock and 81,201 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV Trust; 841,092 shares (700,910 shares of Common Stock and 140,182 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV International Partners L.P., and 73,056 shares (70,048 shares of Common Stock and 3,008 shares of Common Stock subject to a warrant) held by MMG Conseil (collectively "Entities associated with Patricof & Co. Ventures, Inc."). Alan Patricof is a director of Patricof & Co. Ventures, Inc., APA Partners, Apax Partners & Co. Ventures Ltd., Apax Venture Capital Management (Jersey) Limited, Apax Partners & Cie Gestion, which entities are the investment advisors or manager of the funds listed in this footnote, and he may be deemed to be the beneficial owner of 4,867,738 shares of Common Stock (after giving effect to the exercise of warrants). Dr. Hale, a director of the Company, is an associate of Patricof & Co. Ventures, Inc. and a partner and director of Apax Partners & Co. Ventures Ltd., the manager of or an advisor to the Entities associated with Apax Partners & Co. Ventures Ltd. Dr. Hale may be deemed to be the beneficial owner of 3,848,629 shares of Common Stock as described in Note 10 below. Dr. Hale disclaims beneficial ownership of shares associated with Apax Partners & Co. Ventures Ltd. and Patricof and Co. Ventures, Inc. Ronald Cohen is a director of Apax Partners & Co. Ventures Ltd., and he may be deemed to be the beneficial owner of 3,126,284 shares of Common Stock (after giving effect to the exercise of warrants). The address for Banque Wormser Freres, Custodian for Apax CR IIA, Apax CR IIC and MMG Conseil, is No. 45 Avenue Kleber, Paris, 75116 France; the address for Coutts & Co (Jersey) Limited, Custodian for APA Excelsior Venture Capital Holdings (Jersey) Ltd., Apax Venture Capital Fund Ltd. and Apax Ventures II, Ltd., is 23/25 Broad Street, St. Helier, Jersey, Channel Islands and the address for Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III Trust and Apax Ventures III International Partners, L.P. and for Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV Trust and Apax Ventures IV International Partners, L.P., is 62 Green Street, London W14 4BA, United Kingdom. The address for Dr. Hale, Mr. Cohen and Apax Partners & Co. Ventures Ltd. is 15 Portland Place, London W1N 3AA, United Kingdom. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on Amendment No. 7 to Schedule 13D dated February 16, 1996 and filed with the Securities and Exchange Commission and on information provided by counsel for the entities and persons listed in this footnote. See Note 10.

 (3) Consists of 2,266,122 shares (2,165,538 shares of Common Stock and 100,584 shares of Common Stock subject to a warrant) beneficially owned by Biotechnology Investments Limited ("BIL"). Mr. Curnock Cook is a director of Rothschild Asset Management Limited, which is an advisor to BIL and to Rothschild Asset Management (C.I.) Limited, which is the manager of BIL. Mr. Curnock Cook is also a shareholder, but is not an officer or director, of BIL. Rothschild Asset Management (C.I.) Limited is a wholly-owned subsidiary of Rothschild Asset Management Limited. Mr. Curnock Cook disclaims beneficial ownership of the shares owned by BIL. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a Schedule 13D dated January 19, 1995 and filed with the Securities and Exchange Commission and on information provided to the Company by representatives of BIL. See Note 8.

 (4) Amerindo Investment Advisors, Inc. ("Amerindo") is considered the beneficial owner of an aggregate of 2,148,500 shares of Common Stock, which shares were purchased for certain advisory clients of Amerindo. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a Schedule 13G dated February 13, 1996 and filed with the Securities and Exchange Commission and on information provided to the Company by representatives of Amerindo.

 (5) Consists of 1,750,062 shares (1,458,385 shares of Common Stock and 291,677 shares of Common Stock subject to a warrant) held by Domain Partners III, L.P. and 61,254 shares (51,045 shares of Common Stock and 10,209 shares of Common Stock subject to a warrant) held by DP III Associates, L.P.) (collectively "Entities associated with Domain Associates"). Mr. Dovey is a General Partner of Domain Associates and a General Partner of the general partner of the Entities associated with Domain Associates and may be deemed to be the beneficial owner of shares owned by the Entities associated with Domain Associates. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a
     Schedule 13D dated January 19, 1995 and filed with the Securities and Exchange Commission and on information provided to the Company by representatives of Domain Associates. See Note 9.

 (6) Consists of 7,500 shares of Common Stock subject to options exercisable on May 31, 1996 or within 60 days thereafter, 724,282 shares of Common Stock held by PruTech Research and Development Partnership III. Mr. Burns is a Vice President of R&D Funding Corp, an affiliate of the PruTech Research and Development Partnership III and Prudential Securities and a Senior Vice President of Prudential Securities. Mr. Burns disclaims beneficial ownership of the shares owned by the Prudential Entities.

 (7) Consists of 298,163 shares of Common Stock owned directly by Dr. Cohen, 12,000 shares of Common Stock owned by Dr. Cohen's children and 359,168 shares of Common Stock subject to options exercisable on May 31, 1996 or within 60 days thereafter.

 (8) Consists of 2,500 shares of Common Stock subject to options exercisable on May 31, 1996 or within 60 days thereafter and 2,266,122 shares of Common Stock (after giving effect to the exercise of warrants) beneficially owned by BIL. Mr. Curnock Cook is also a shareholder, but is not an officer or director, of BIL. Rothschild Asset Management (C.I.) Limited is a wholly-owned subsidiary of Rothschild Asset Management Limited. Mr. Curnock Cook disclaims beneficial ownership of the shares owned by BIL. See Note 3.

 (9) Consists of 12,291 shares of Common Stock subject to options exercisable on May 31, 1996 or within 60 days thereafter and 1,811,316 shares of Common Stock (after giving effect to the exercise of warrants) held by Entities associated with Domain Associates. Mr. Dovey is a General Partner of Domain Associates and a General Partner of the general partner of the Entities associated with Domain Associates and may be deemed to be the beneficial owner of shares owned by the Entities associated with Domain Associates. Does not include 2,266,122 shares of Common Stock (after giving effect to the exercise of warrants) beneficially owned by BIL. Domain Associates is the U.S. venture capital advisor to BIL. Domain Associates has neither voting nor investment power over the shares owned by BIL and Mr. Dovey disclaims beneficial ownership of the shares owned by BIL. See Notes 3 and 5.

(10) Consists of 112,061 shares of Common Stock owned directly by Dr. Hale, 11,900 shares of Common Stock owned by Dr. Hale's wife, 7,500 shares of Common Stock subject to options exercisable on May 31, 1996 or within 60 days thereafter, and 3,848,629 shares of Common Stock (after giving effect to the exercise of warrants) held by Coutts & Co (Jersey) Limited, Custodian for Apax Venture Capital Fund Ltd., Coutts & Co (Jersey) Limited, Custodian for Apax Ventures II, Ltd., Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III Trust, Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III International Partners, L.P., Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV Trust and Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV International Partners, L.P. (collectively "Entities associated with Apax Partners & Co. Ventures Ltd."). Dr. Hale is an associate of Patricof & Co. Ventures Inc., and a partner and director of Apax Partners & Co. Ventures Ltd., the manager of or an advisor to the Entities associated with Apax Partners & Co. Ventures Ltd. Dr. Hale disclaims beneficial ownership of the shares associated with the Entities associated with Apax Partners & Co. Ventures Ltd. and Patricof & Co. Ventures, Inc. See Note 2.

(11) Consists of 19,089 shares of Common Stock and 92,186 shares of Common Stock subject to options exercisable on May 31, 1996 or within 60 days thereafter.

(12) Consists of 2,099 shares of Common Stock and 20,833 shares of Common Stock subject to options exercisable on May 31, 1996 or within 60 days thereafter.

(13) Consists of 39,775 shares of Common Stock and 60,589 shares of Common Stock subject to options exercisable on May 31, 1996 or within 60 days thereafter.

(14) Consists of shares of Common Stock subject to options exercisable on May 31, 1996 or within 60 days thereafter.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, Hambrecht & Quist LLC and Cowen & Company (the "Underwriters") have severally agreed to purchase from the Company the following respective number of shares of Common Stock.

                                                                             NUMBER
        NAME                                                                OF SHARES
        ----                                                                ---------
        Hambrecht & Quist LLC...........................................
        Cowen & Company.................................................
                                                                            ---------
          Total.........................................................    2,000,000
                                                                            =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover of this Prospectus and to certain dealers at such price less a concession not in excess of $
per share. The Underwriters may allow and such dealers may reallow a concession
not in excess of $          per share to certain other dealers. After the public
offering of the shares, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain stockholders of the Company, including the Company's executive officers and directors, who will own in the aggregate 9,206,487 shares of Common Stock, representing approximately 30% of the aggregate outstanding shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 90-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of the Underwriters, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 90-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof.

     In general, the rules of the Commission will prohibit the Underwriters from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in the Company's Common Stock during the cooling off period.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts and for the Underwriters by Shearman & Sterling, New York, New York. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. own an aggregate of approximately 12,000 shares of Common Stock of the Company and 2,000 warrants to purchase shares of Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements of Creative BioMolecules, Inc. as of December 31, 1995 and September 30, 1995 and 1994 and for the three months ended December 31, 1995 and for each of the three years in the period ended September 30, 1995, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The statements in the Prospectus regarding laws and regulations administered by the FDA under the captions "Risk Factors -- No Assurance of FDA Approval; Comprehensive Government Regulation" and "Business -- Regulatory Issues" and other references herein to regulatory matters within the jurisdiction of the FDA have been reviewed and approved by Fox, Bennett & Turner, Washington, D.C., regulatory counsel to the Company, as experts on such matters, and are included herein in reliance upon that review and approval.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-02511. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Reports, proxy statements and other information about the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, covering the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits thereto, copies of which may be obtained at prescribed rates, or which may be examined free of charge, at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. This registration statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis, and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference and made a part hereof: Annual Report on Form 10-K for the fiscal year ended September 30, 1995; Transition Report on Form 10-Q for the transition period ended December 31, 1995; Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; the Company's Current Reports on Form 8-K with respect to events dated December 31, 1995, January 8, 1996, January 24, 1996, May 7, 1996, May 9, 1996 and June 3, 1996; and the
description of the Company's capital stock contained in the Company's registration statement on Form 8-A under the Exchange Act and Amendment No. 1 thereto on Form 8, filed with the Commission on December 3, 1992 and December 29, 1992, respectively (File No. 0-19910), including amendments or reports filed for the purpose of updating such description. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. Copies of all documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents) will be provided without charge to each person who receives copies of this Prospectus, upon request of such person directed to Wayne E. Mayhew III, Vice President and Chief Financial Officer, Creative BioMolecules, Inc., 45 South Street, Hopkinton, Massachusetts 01748, telephone (508) 435-9001.

     To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

                          CREATIVE BIOMOLECULES, INC.

                         INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................   F-2
Consolidated Balance Sheets...........................................................   F-3
Consolidated Statements of Operations.................................................   F-4
Consolidated Statements of Stockholders' Equity.......................................   F-5
Consolidated Statements of Cash Flows.................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Creative BioMolecules, Inc.:

     We have audited the accompanying consolidated balance sheets of Creative BioMolecules, Inc. and subsidiary as of December 31, 1995 and September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three month period ended December 31, 1995 and each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts used and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiary at December 31, 1995 and September 30, 1995 and 1994, and the results of their operations and their cash flows for the three month period ended December 31, 1995 and each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

Boston, Massachusetts
April 3, 1996

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

                                         CONSOLIDATED BALANCE SHEETS



                                                                                        SEPTEMBER 30,
                                               MARCH 31,       DECEMBER 31,     -----------------------------
                                                  1996             1995             1995             1994
                                              ------------     ------------     ------------     ------------
                                              (UNAUDITED)
                                                   ASSETS
Current assets:
  Cash and cash equivalents.................  $ 14,322,409     $ 11,917,779     $  4,427,229     $  2,657,416
  Marketable securities.....................     3,193,792        8,084,269        6,058,894        2,765,156
  Accounts receivable.......................     2,896,172        2,818,618        2,562,927        1,463,981
  Inventory.................................       580,968          562,290          586,095          699,218
  Prepaid expenses and other................       327,868          149,105          212,955          242,207
                                              ------------     ------------     ------------     ------------
    Total current assets....................    21,321,209       23,532,061       13,848,100        7,827,978
                                              ------------     ------------     ------------     ------------
Property, plant and equipment -- net........    14,594,490       14,736,306       15,273,710       17,205,807
                                              ------------     ------------     ------------     ------------
Other assets:
  Patents and licensed technology -- net....       376,137          382,703          496,500          540,434
  Deferred patent application
    costs -- net............................     2,620,015        2,431,298        2,315,244        1,625,189
  Deposits and other........................       458,473          258,473          258,473          270,794
                                              ------------     ------------     ------------     ------------
    Total other assets......................     3,454,625        3,072,474        3,070,217        2,436,417
                                              ------------     ------------     ------------     ------------
         Total..............................  $ 39,370,324     $ 41,340,841     $ 32,192,027     $ 27,470,202
                                              ============     ============     ============     ============

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Lease obligations -- current portion......  $     47,149     $     42,567     $     63,519     $    155,744
  Accounts payable..........................     1,787,686          738,100          722,954        1,436,908
  Accrued liabilities.......................       483,733          512,446          488,484          428,506
  Accrued compensation......................       560,358          495,633          922,111          732,284
  Deferred contract revenue.................                                                          147,920
                                              ------------     ------------     ------------     ------------
    Total current liabilities...............     2,878,926        1,788,746        2,197,068        2,901,362
                                              ------------     ------------     ------------     ------------
Lease obligations...........................     1,694,436        1,710,910        1,713,169        1,749,719
                                              ------------     ------------     ------------     ------------
Deferred compensation -- Officers...........                         12,500           12,500           12,500
                                              ------------     ------------     ------------     ------------
Commitments (Notes 4, 5 and 9)..............
Stockholders' equity:
  Preferred stock, $.01 par value,
    10,000,000 shares authorized, none
    issued..................................
  Common stock, $.01 par value, 50,000,000
    shares authorized, 29,069,505 shares,
    28,894,996 shares, 25,832,654 shares and
    19,534,818 shares issued and
    outstanding.............................       290,695          288,950          258,327          195,348
  Common stock payable......................                      1,736,586        1,736,586        1,736,586
  Additional paid-in capital................   107,145,599      105,001,625       92,252,751       81,038,434
  Accumulated deficit.......................   (72,639,332)     (69,198,476)     (65,978,374)     (58,356,307)
  Less stockholders' notes receivable.......                                                       (1,807,440)
                                              ------------     ------------     ------------     ------------
    Total stockholders' equity..............    34,796,962       37,828,685       28,269,290       22,806,621
                                              ------------     ------------     ------------     ------------
         Total..............................  $ 39,370,324     $ 41,340,841     $ 32,192,027     $ 27,470,202
                                              ============     ============     ============     ============

                See notes to consolidated financial statements.

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

                                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                THREE MONTHS ENDED       THREE MONTHS
                                     MARCH 31,              ENDED               YEAR ENDED SEPTEMBER 30,
                             -------------------------   DECEMBER 31,   -----------------------------------------
                                1996          1995           1995          1995           1994           1993
                             -----------   -----------   ------------   -----------   ------------   ------------
                                    (UNAUDITED)
Revenues:
  Research and development
    contracts..............  $ 1,055,704   $ 1,489,475   $   970,806    $ 5,824,344   $  3,651,949   $  1,576,174
  Manufacturing
    contracts..............      612,064     2,121,256       770,133      6,158,574      1,411,262        460,515
  License fees and
    royalties..............      101,584                       2,157        544,000          7,500         30,000
  Product sales............                                                                 15,600         34,537
  Interest.................      250,442       203,010       260,953        648,602        580,160        549,007
  Other....................       20,000        13,384           349         53,470        140,757          3,472
                             -----------   -----------   -----------    -----------   ------------   ------------
         Total revenues....    2,039,794     3,827,125     2,004,398     13,228,990      5,807,228      2,653,705
                             -----------   -----------   -----------    -----------   ------------   ------------
Costs and expenses:
  Research and
    development............    3,832,752     2,777,558     3,193,979     11,687,847     17,679,692     12,898,203
  Manufacturing
    contracts..............      477,533     1,708,105       715,171      5,329,779      1,388,577        438,910
  Product sales............                                                                  3,494          5,874
  Marketing, general and
    administrative.........    1,115,563       921,035     1,254,566      3,603,954      4,793,508      3,120,957
  Interest.................       54,802        50,589        60,784        229,477        200,563        208,573
                             -----------   -----------   -----------    -----------   ------------   ------------
         Total costs and
           expenses........    5,480,650     5,457,287     5,224,500     20,851,057     24,065,834     16,672,517
                             -----------   -----------   -----------    -----------   ------------   ------------
Net loss...................  $(3,440,856)  $(1,630,162)  $(3,220,102 )  $(7,622,067)  $(18,258,606)  $(14,018,812)
                             ===========   ===========   ===========    ===========   ============   ============
Net loss per common share..  $     (0.12)  $     (0.08)  $     (0.11 )  $     (0.37)  $      (0.95)  $      (0.94)
                             ===========   ===========   ===========    ===========   ============   ============
Weighted average number of
  common and common
  equivalent shares
  outstanding..............   29,027,234    19,777,519    28,120,190     20,430,900     19,212,477     14,855,368
                             ===========   ===========   ===========    ===========   ============   ============

                See notes to consolidated financial statements.

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                  DIVIDENDS
                                                                           CONVERTIBLE           PAYABLE ON       COMMON
                                                                         PREFERRED STOCK         CONVERTIBLE      STOCK
                                                                    -------------------------     PREFERRED     ----------
                                                                      SHARES        AMOUNT          STOCK         SHARES
                                                                    ----------    -----------    -----------    ----------
BALANCE, SEPTEMBER 30, 1992......................................    9,426,738       $ 94,267    $ 2,728,930     1,792,279
 Dividends paid..................................................                                 (2,728,930)      545,786
 Conversion of preferred stock...................................   (9,426,738)       (94,267)                   9,426,738
 Issuance of common stock in connection with underwritten public
   offering (net of costs of $2,572,058).........................                                                3,450,000
 Forgiveness of notes receivable.................................
 Issuance of common stock and common stock payable in connection
   with asset purchase...........................................                                                  394,890
 Issuance of common stock in connection with private placement
   (net of costs of $1,239,867)..................................                                                2,900,000
 Issuance of common stock........................................                                                   66,273
 Net loss........................................................
                                                                    ----------       --------     ----------    ----------
BALANCE, SEPTEMBER 30, 1993......................................            0              0              0    18,575,966
 Repayment of notes receivable...................................
 Forgiveness of notes receivable.................................
 Issuance of common stock in connection with asset purchase......                                                  394,890
 Issuance of common stock for note receivable....................                                                  467,715
 Issuance of common stock........................................                                                   96,247
 Net loss........................................................
                                                                    ----------       --------     ----------    ----------
BALANCE, SEPTEMBER 30, 1994......................................            0              0              0    19,534,818
 Forgiveness of notes receivable.................................
 Issuance of common stock for note receivable....................                                                   66,271
 Repayment of notes receivable...................................
 Issuance of Series 1994/A Preferred Stock in connection with
   private placement (net of costs $269,064).....................    1,130,000         11,300
 Issuance of common stock in connection with asset purchase......                                                  394,890
 Conversion of Series 1994/A Preferred Stock into common stock...   (1,130,000)       (11,300)                   5,650,000
 Issuance of common stock........................................                                                  186,675
 Net loss........................................................
                                                                    ----------       --------     ----------    ----------
BALANCE, SEPTEMBER 30, 1995......................................            0              0              0    25,832,654
 Issuance of common stock in connection with self-managed public
   offering of common stock (net of costs of $108,026)...........                                                3,000,000
 Issuance of common stock........................................                                                   62,342
 Net loss........................................................
                                                                    ----------       --------     ----------    ----------
BALANCE DECEMBER 31, 1995........................................            0              0              0    28,894,996
                                                                    ----------       --------     ----------    ----------
 Reclassification of equity consideration in connection with asset purchase (unaudited)....................................
 Issuance of common stock (unaudited)............................                                                  174,509
 Net loss (unaudited)............................................
                                                                    ----------       --------     ----------    ----------
BALANCE, MARCH 31, 1996 (unaudited)..............................            0    $         0    $         0    29,069,505
                                                                    ==========       ========     ==========    ==========



                                                                                 COMMON        ADDITIONAL
                                                                                  STOCK         PAID-IN       ACCUMULATED
                                                                    AMOUNT       PAYABLE        CAPITAL         DEFICIT
                                                                   --------    -----------    ------------    ------------
BALANCE, SEPTEMBER 30, 1992......................................  $ 17,923                   $ 33,070,134    $(26,078,889)
 Dividends paid..................................................     5,458                      2,723,472
 Conversion of preferred stock...................................    94,267
 Issuance of common stock in connection with underwritten public
   offering (net of costs of $2,572,058).........................    34,500                     21,543,442
 Forgiveness of notes receivable.................................
 Issuance of common stock and common stock payable in connection
   with asset purchase...........................................     3,949    $ 5,785,131       2,710,920
 Issuance of common stock in connection with private placement
   (net of costs of $1,239,867)..................................    29,000                     14,681,133
 Issuance of common stock........................................       663                        184,955
 Net loss........................................................                                              (14,018,812)
                                                                   --------    -----------     -----------     -----------
BALANCE, SEPTEMBER 30, 1993......................................   185,760      5,785,131      74,914,056     (40,097,701)
 Repayment of notes receivable...................................
 Forgiveness of notes receivable.................................
 Issuance of common stock in connection with asset purchase......     3,949     (4,048,545)      4,044,596
 Issuance of common stock for note receivable....................     4,677                      1,763,286
 Issuance of common stock........................................       962                        316,496
 Net loss........................................................                                              (18,258,606)
                                                                   --------    -----------     -----------     -----------
BALANCE, SEPTEMBER 30, 1994......................................   195,348      1,736,586      81,038,434     (58,356,307)
 Forgiveness of notes receivable.................................
 Issuance of common stock for note receivable....................       663                         69,358
 Repayment of notes receivable...................................
 Issuance of Series 1994/A Preferred Stock in connection with
   private placement (net of costs $269,064).....................                               10,949,011
 Issuance of common stock in connection with asset purchase......     3,949                         (3,949)
 Conversion of Series 1994/A Preferred Stock into common stock...    56,500                        (45,200)
 Issuance of common stock........................................     1,867                        245,097
 Net loss........................................................                                               (7,622,067)
                                                                   --------    -----------     -----------     -----------
BALANCE, SEPTEMBER 30, 1995......................................   258,327      1,736,586      92,252,751     (65,978,374)
 Issuance of common stock in connection with self-managed public
   offering of common stock (net of costs of $108,026)...........    30,000                     12,611,974
 Issuance of common stock........................................       623                        136,900
 Net loss........................................................                                               (3,220,102)
                                                                   --------    -----------     -----------     -----------
BALANCE DECEMBER 31, 1995........................................   288,950      1,736,586     105,001,625     (69,198,476)
                                                                   --------    -----------     -----------     -----------
 Reclassification of equity consideration in connection with
   asset purchase (unaudited)....................................               (1,736,586)      1,736,586
 Issuance of common stock (unaudited)............................     1,745                        407,388
 Net loss (unaudited)............................................                                               (3,440,856)
                                                                   --------    -----------     -----------     -----------
BALANCE, MARCH 31, 1996 (unaudited)..............................  $290,695    $         0    $107,145,599    $(72,639,332)
                                                                   ========    ===========     ===========     ===========


                                                                   STOCKHOLDERS'
                                                                      NOTES
                                                                   RECEIVABLE
                                                                   -----------
BALANCE, SEPTEMBER 30, 1992......................................  $  (156,646)
 Dividends paid..................................................
 Conversion of preferred stock...................................
 Issuance of common stock in connection with underwritten public offering (net of costs of $2,572,058).........................
 Forgiveness of notes receivable.................................       44,155
 Issuance of common stock and common stock payable in connection with asset purchase...........................................
 Issuance of common stock in connection with private placement
   (net of costs of $1,239,867)..................................
 Issuance of common stock........................................
 Net loss........................................................
                                                                   -----------
BALANCE, SEPTEMBER 30, 1993......................................     (112,491)
 Repayment of notes receivable...................................       24,183
 Forgiveness of notes receivable.................................       44,154
 Issuance of common stock in connection with asset purchase......
 Issuance of common stock for note receivable....................   (1,763,286)
 Issuance of common stock........................................
 Net loss........................................................
                                                                   -----------
BALANCE, SEPTEMBER 30, 1994......................................   (1,807,440)
 Forgiveness of notes receivable.................................       44,154
 Issuance of common stock for note receivable....................      (70,021)
 Repayment of notes receivable...................................    1,833,307
 Issuance of Series 1994/A Preferred Stock in connection with private placement (net of costs $269,064).....................
 Issuance of common stock in connection with asset purchase......
 Conversion of Series 1994/A Preferred Stock into common stock...
 Issuance of common stock........................................
 Net loss........................................................
                                                                   -----------
BALANCE, SEPTEMBER 30, 1995......................................            0
 Issuance of common stock in connection with self-managed public offering of common stock (net of costs of $108,026)...........
 Issuance of common stock........................................
 Net loss........................................................
                                                                   -----------
BALANCE DECEMBER 31, 1995........................................            0
                                                                   -----------
 Reclassification of equity consideration in connection with asset purchase (unaudited)....................................
 Issuance of common stock (unaudited)............................
 Net loss (unaudited)............................................
                                                                   -----------
BALANCE, MARCH 31, 1996 (unaudited)..............................  $         0
                                                                   ===========

                See notes to consolidated financial statements.

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 THREE MONTHS ENDED       THREE MONTHS
                                                      MARCH 31,              ENDED              YEAR ENDED SEPTEMBER 30,
                                              -------------------------     DECEMBER     ---------------------------------------
                                                 1996          1995         31, 1995        1995          1994          1993
                                              -----------   -----------   ------------   -----------   -----------   -----------
                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................  $(3,440,856)  $(1,630,162)  $(3,220,102 )  $(7,622,067) $(18,258,606) $(14,018,812)
                                              -----------   -----------   ------------   -----------  ------------  ------------
Adjustments to reconcile net loss to cash
  used:
  Depreciation and amortization.............      607,405       615,216       758,544      2,471,184     2,347,602     1,521,886
  Compensation expense......................                     46,378        29,750        107,002        78,967        69,654
  Deferred patent and application costs.....                                                  92,426       137,474       183,086
  Bad debt expense..........................                                                               232,671
  Increase (decrease) in cash from:
    Accounts receivable.....................      (77,554)   (2,406,188)     (255,691 )   (1,101,169)   (1,020,377)     (494,970)
    Inventory and prepaid expenses..........     (197,441)     (282,224)       87,655        142,375      (146,662)      (61,022)
    Accounts payable and accrued
      liabilities...........................    1,130,973      (270,497)     (417,120 )     (477,274)       66,282       565,409
    Deferred contract revenue...............                      1,920                     (147,920)      147,920
                                              -----------   -----------   ------------   -----------   -----------   -----------
      Total adjustments.....................    1,463,383    (2,295,395)      203,138      1,086,624     1,843,877     1,784,043
                                              -----------   -----------   ------------   -----------   -----------   -----------
    Net cash used for operating
      activities............................   (1,977,473)   (3,925,557)   (3,016,964 )   (6,535,443)  (16,414,729)  (12,234,769)
                                              -----------   -----------   ------------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities...........     (540,313)   (6,059,238)   (4,735,565 )  (12,701,607)  (16,740,819)  (16,380,725)
Sale of marketable securities...............    5,430,790                   2,710,190      9,407,869    22,208,504    14,151,306
Expenditures for property, plant and
  equipment.................................     (435,190)     (239,283)      (47,495 )     (445,082)   (2,949,005)   (5,022,755)
Expenditures for patents....................     (212,550)     (257,370)     (175,902 )     (832,552)     (644,879)     (541,300)
Decrease (increase) in deposits and other...     (200,000)      (35,620)                     (27,679)       12,233      (251,127)
                                              -----------   -----------   ------------   -----------   -----------   -----------
    Net cash provided by (used for)
      investing activities..................    4,042,737    (6,591,511)   (2,248,772 )   (4,599,051)    1,886,034    (8,044,601)
                                              -----------   -----------   ------------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of equity:
  Public placement of common stock..........                               12,750,000                                 24,150,000
  Private placement of common stock.........                                                                          15,950,000
  Series 1994/A Preferred Stock.............                  4,366,806                   11,229,375
  Other.....................................      351,258         1,400       137,523        239,465       322,135       160,118
Costs of raising equity.....................                    (15,117)     (108,026 )     (269,064)                 (3,479,611)
Decrease in stockholders' notes
  receivable................................                  1,833,307                    1,833,307        24,183
Repayments of obligations under capital
  leases....................................      (11,892)      (38,466)      (23,211 )     (128,776)     (182,472)     (214,556)
                                              -----------   -----------   ------------   -----------   -----------   -----------
    Net cash provided by financing
      activities............................      339,366     6,147,930    12,756,286     12,904,307       163,846    36,565,951
                                              -----------   -----------   ------------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................    2,404,630    (4,369,138)    7,490,550      1,769,813   (14,364,849)   16,286,581
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR......................................   11,917,779    10,515,954     4,427,229      2,657,416    17,022,265       735,684
                                              -----------   -----------   ------------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR......  $14,322,409   $ 6,146,816   $11,917,779    $ 4,427,229     2,657,416   $17,022,265
                                              ============  ============  =============  ============  ============  ============
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest......................  $    54,802   $    50,589   $    60,784    $   229,477   $   200,563   $   208,573
                                              ============  ============  =============  ============  ============  ============

                See notes to consolidated financial statements.

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business -- Creative BioMolecules, Inc. (the "Company") is developing products for the regeneration and restoration of human tissues and organs. The Company's products in development are based on OP-1, a morphogenic protein identified and characterized by the Company. OP-1 has been shown to induce formation of several tissues including bone, cartilage, kidney, brain and tooth.

     Change in Year End -- In January 1996, the Board of Directors voted to change the Company's fiscal year end from September 30 to December 31, effective with the three months ended December 31, 1995.

     Use of Estimates -- The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at the balance sheet date. Actual results may differ from such estimates.

     Reclassifications -- Certain reclassifications have been made to amounts at September 30, 1994 and 1995 to conform to the presentation at December 31, 1995.

     Consolidation -- The accompanying consolidated financial statements include the Company and its wholly owned subsidiary, California Medicinal Chemistry Corporation (the "Subsidiary"). Intercompany balances are eliminated in consolidation. The Subsidiary has been inactive since 1985.

     Revenue Recognition -- The Company's research agreements with collaborative partners have typically provided for the partial or complete funding of research and development for specified projects and royalties payable to the Company in exchange for licenses to market resulting products. These research agreements are generally cancelable on short-term notice by the collaborative partner. In certain of these agreements, the Company retains the right to manufacture and supply the active ingredient. Revenue is earned and recognized based upon work performed, upon the sale or licensing of product rights, upon shipment of product for use in preclinical and clinical testing or upon attainment of benchmarks specified in the related agreements.

     The Company's manufacturing contracts provide for technical collaboration and manufacturing for third parties. Revenue is earned and recognized based upon work performed.

     During the three months ended March 31, 1996, 1995 and December 31, 1995 and the years ended September 30, 1995, 1994 and 1993, major customers of the Company were as follows:

                                              THREE MONTHS         THREE
                                                  ENDED            MONTHS         YEAR ENDED SEPTEMBER
                                                MARCH 31,          ENDED                  30,
                                              -------------     DECEMBER 31,     ----------------------
CUSTOMER                                      1996     1995         1995         1995     1994     1993
- --------                                      ----     ----     ------------     ----     ----     ----
Customer A..................................  50%      37%          48%          35%      49%      36%
Customer B..................................                                      2%      11%      18%
Customer C..................................                                              11%       2%
Customer D..................................  30%      54%          37%          46%       2%

     Research and Development -- Research and development costs are charged to operations as incurred. Certain research and development projects are partially funded with research and development contracts, and the expenses related to these activities are included in research and development costs.

     Cash Equivalents and Marketable Securities -- Cash equivalents consist of short-term, highly liquid investments purchased with remaining maturities of three months or less. All other liquid investments

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- (CONTINUED)

are classified as marketable securities. Marketable securities are stated at market value which approximates amortized cost plus accrued interest.

     Effective October 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that securities be classified as "available-for-sale", "held to maturity" or "trading". As of December 31, 1995 and September 30, 1995, the Company classified its marketable securities as available-for-sale and had approximately $5,251,000 and $4,980,000 in United States government and agency instruments, respectively, and $2,833,000 and $1,079,000 in corporate bonds and notes, respectively, all with maturities of less than one year.

     The adoption of SFAS No. 115, which has not been applied retroactively to the prior year financial statements, had no material effect on the Company s accumulated deficit or stockholders equity because fair value approximated the investments amortized cost. For the three months ended December 31, 1995 and the year ended September 30, 1995, gross realized gains and losses were not material. In computing realized gains and losses, the Company computes the cost of its investments on a specific identification basis. Such cost includes the direct costs to acquire the securities, adjusted for the amortization of any discount or premium. At December 31, 1995 and September 30, 1995, gross unrealized gains and losses were not material.

     Inventory -- Inventory consists principally of raw materials and laboratory supplies. Inventories are stated at the lower of cost (average cost method) or market.

     Property, Plant and Equipment -- Purchased property, plant and equipment is recorded at cost. Leased property, plant and equipment is recorded at the lesser of cost or the present value of the minimum lease payments. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets (three to fifteen years) or the remaining terms of the leases, whichever is shorter.

     Patents and Licensed Technology -- The Company has filed applications for United States and foreign patents covering aspects of its technology. Costs related to pending patent applications have been deferred. Costs related to successful patent applications and costs related to pending applications from which the Company is currently deriving economic benefit, are amortized over the estimated useful life of the patent, generally 16 to 20 years, using the straight-line method. Costs related to licensed technology also have been deferred and are amortized over the estimated useful life of the underlying technology, generally 10 to 17 years, using the straight-line method. Accumulated amortization was approximately $225,000, $429,000 and $346,000 at December 31, 1995 and September 30, 1995 and 1994, respectively.

     Accumulated costs related to issued patents, pending patent applications and licensed technology are evaluated periodically and, if considered to have limited future value, are charged to expense.

     Fair Value of Financial Instruments -- The Company adopted SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The provisions of SFAS No. 107 require disclosure of the fair value of financial instruments and the significant methods and assumptions used to estimate the fair value.

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value.

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES -- (CONTINUED)

     The estimated fair value of cash, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The fair value of marketable securities is based on current market values. Lease obligations generally bear interest at a floating annual rate, subject to market conditions. Accordingly, fair value approximates market value.

     Stock-Based Compensation -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share in the Company's audited consolidated financial statements for the year ending December 31, 1996.

     Net Loss Per Common Share -- Net loss per common share is computed based on the weighted average number of shares of common stock outstanding during each year. Pursuant to the policy of the staff of the Securities and Exchange Commission ("SEC"), the Company's preferred stock, which converted in the year ended September 30, 1993 into common stock at the consummation of the underwritten public offering (Note 7), is treated as if these shares were converted to common stock on their respective original dates of issuance. Pursuant to the requirements of the SEC, common stock issued, stock options granted and dividends issued as common stock within one year prior to the registered offering of Senior B Stock (using the treasury stock method and the estimated fair value of the Company's common shares registered in the offering of Senior B Stock) have been included in the calculation of common and common equivalent shares as if these shares were outstanding for all periods presented. Except for the foregoing, common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive.

     Other -- The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of" in 1996. Adoption of SFAS No. 121 did not have a significant effect on the Company's consolidated financial statements.

2.  ACQUISITION OF ASSETS

     On March 15, 1993, the Company acquired certain assets of Verax consisting principally of a leased manufacturing facility and equipment. The total purchase price of approximately $13,700,000 consisted of approximately $3,100,000 in cash, assumption of certain liabilities of Verax totaling approximately $2,000,000, acquisition costs of approximately $160,000 and an equity consideration valued at $8,500,000. The equity consideration consisted of annual installments of the Company's common stock to be made through March 1996 of which 1,184,670 shares were issued through March 15, 1995. Based on the market value of the Company's common stock in 1996, no additional shares will be issued.

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:



                                                                                 SEPTEMBER 30,
                                              MARCH 31,     DECEMBER 31,   -------------------------
                                                 1996           1995          1995          1994
                                             -----------    ------------   -----------   -----------
                                             (UNAUDITED)
Land.......................................  $    352,000   $   352,000    $   352,000   $   352,000
Building...................................     1,500,000     1,500,000      1,500,000     1,500,000
Laboratory equipment and furniture.........     8,376,441     8,358,045      8,343,238     8,086,628
Leasehold improvements.....................    12,335,730    12,335,738     12,332,185    12,232,738
Office furniture and equipment.............     1,995,748     1,970,138      1,936,876     1,859,524
Construction in progress...................       555,463       164,270        168,397       156,465
                                             ------------   -----------    -----------   -----------
          Total............................    25,115,382    24,680,191     24,632,696    24,187,355
Less accumulated depreciation and
  amortization.............................   (10,520,892)   (9,943,885 )   (9,358,986)   (6,981,548)
                                             ------------   -----------    -----------   -----------
          Total............................  $ 14,594,490   $14,736,306    $15,273,710   $17,205,807
                                             ============   ===========    ===========   ===========

     Amounts included in property, plant and equipment applicable to capital leases were as follows:



                                                                                 SEPTEMBER 30,
                                               MARCH 31,    DECEMBER 31,   -------------------------
                                                  1996          1995          1995          1994
                                               ----------   ------------   -----------   -----------
                                               (UNAUDITED)
Land.........................................  $  352,000    $  352,000    $   352,000   $   352,000
Building.....................................   1,500,000     1,500,000      1,500,000     1,500,000
Laboratory equipment and furniture...........      47,000        47,000        598,313       598,313
Office furniture and equipment...............                                  233,889       233,889
                                               ----------    ----------    -----------    ----------
          Total..............................   1,899,000     1,899,000      2,684,202     2,684,202
Less accumulated amortization................    (325,765)     (293,463)    (1,018,412)     (857,965)
                                               ----------    ----------    -----------    ----------
          Total..............................  $1,573,235    $1,605,537    $ 1,665,790   $ 1,826,237
                                               ==========    ==========    ===========    ==========

4.  LEASE OBLIGATIONS

     As part of the acquisition of certain assets of Verax (Note 2), the Company assumed certain liabilities consisting principally of obligations under capital leases totaling $1,852,000. These obligations bear interest at variable rates based on the prime rate ranging from 9.25 % to 10.5 % at December 31, 1995 and are due monthly through the year 2008.

     In addition, the Company has an agreement to lease certain laboratory equipment for a period of five years, with an effective interest rate of 15%.

     The Company has noncancelable operating lease agreements for office and laboratory space and certain laboratory equipment. Rent expense for all operating leases was approximately $150,000, $597,000, $478,000 and $413,000 for the three months ended December 31, 1995 and the years ended September 30, 1995, 1994 and 1993, respectively.

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

4.  LEASE OBLIGATIONS -- (CONTINUED)

     Future minimum lease obligations at December 31, 1995 were as follows:

    YEAR ENDING DECEMBER 31                                        CAPITAL       OPERATING
    -----------------------                                       ----------     ----------
    1996........................................................  $  264,971     $  516,179
    1997........................................................     264,971        511,888
    1998........................................................     254,877        236,143
    1999........................................................     251,513
    2000 and thereafter.........................................   2,877,904
                                                                  ----------     ----------
    Total minimum lease payments................................   3,914,236     $1,264,210
                                                                                 ==========
    Less amount representing interest...........................   2,160,759
                                                                  ----------
    Present value of net minimum lease payments.................   1,753,477
    Less current portion........................................      42,567
                                                                  ----------
    Long-term obligations under capital leases..................  $1,710,910
                                                                  ==========

     Under a security requirement of a capital lease agreement with a leasing company, the Company purchased and pledged as collateral a letter of credit totaling $187,500, which expired on December 1, 1995.

5.  COMMITMENTS

     On September 28, 1994, the Company signed a three-year manufacturing contract with Biogen to produce in the Company's manufacturing facility several of Biogen's protein-based therapeutic candidates for use in Biogen's clinical trials. To enable the Company to meet its obligations under the manufacturing contract, Biogen is (i) constructing a building addition and leasehold improvements to the Company's manufacturing facility and (ii) financing the costs of the construction work at an estimated total cost of $2,500,000. The Company agreed to reimburse Biogen for the costs of the addition and improvements at the end of the lease term at an amount equal to Biogen's construction costs less $300,000 and less all accumulated depreciation.

     Biogen also is installing and financing certain equipment with an estimated total cost of $1,500,000, as provided in an equipment lease agreement. Under the terms of the equipment lease agreement, the Company agrees to pay Biogen $25,000 per month, commencing when the equipment is placed in service and ending December 31, 1997. The Company has the option to purchase the equipment at the end of the lease term for an amount equal to its then fair market value. At December 31, 1995, construction of the building and leasehold improvements and installation of the equipment are not complete.

     As security for its obligations under the manufacturing contract and the equipment lease agreement, the Company granted to Biogen a security interest in the manufacturing facility and certain of its equipment and furniture at the manufacturing facility and any applicable inventory or other assets related to the operation of the manufacturing facility with a total net book value at December 31, 1995 of $12,568,000.

6.  STOCK PLANS

     Stock Option Plans -- In May 1987, the Company established the 1987 Stock Plan ("1987 Plan") and terminated the 1983 Incentive Stock Option Plan ("1983 Plan") such that no further grants of options could be made thereunder. The 1987 Plan was subsequently amended to increase the number

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

6.  STOCK PLANS -- (CONTINUED)

of shares of common stock authorized for issuance thereunder. A total of 5,150,000 shares of common stock have been reserved for issuance under the 1987 Plan upon the exercise of options or in connection with awards or direct purchases of stock.

     The 1987 Plan permits the granting of incentive and nonqualified stock options to consultants, employees or officers of the Company and its subsidiaries at prices determined by the Board of Directors. All options granted in the three month period ended December 31, 1995 and the three year period ended September 30, 1995 were granted at fair market value. Awards of stock may be made to consultants, employees or officers of the Company and its subsidiaries, and direct purchases of stock may be made by such individuals also at prices determined by the Board of Directors. Options become exercisable as determined by the Board of Directors and expire up to ten years from the date of grant.

     Activity under the plans is summarized as follows:


                                          THREE           THREE
                                         MONTHS           MONTHS
                                          ENDED           ENDED           YEARS ENDED SEPTEMBER 30,
                                        MARCH 31,      DECEMBER 31,   ---------------------------------
                                          1996             1995         1995        1994        1993
                                       -----------     ------------   ---------   ---------   ---------
                                       (UNAUDITED)
Outstanding, beginning of period.....   3,714,057        3,747,763    1,357,879   1,180,739     989,864
  Granted ($2.03 - $10.63)...........     576,000           13,000    2,816,441     281,400     248,750
  Exercised ($0.35 - $8.00)..........    (163,359)          (9,477)    (106,471)    (18,740)    (34,302)
  Canceled ($0.50 - $10.00)..........     (15,132)         (37,229)    (320,086)    (85,520)    (23,573)
                                        ---------        ---------    ---------   ---------   ---------
Outstanding, end of period
  ($0.35 - $10.63)...................   4,111,566        3,714,057    3,747,763   1,357,879   1,180,739
                                        =========        =========    =========   =========   =========

     At March 31, 1996 and December 31, 1995, 423,769 and 1,017,290 shares, respectively, were available for grant under the 1987 Plan. At March 31, 1996, options for 1,132,129 and 15,600 shares under the 1987 Plan and the 1983 Plan, respectively, were exercisable. At December 31, 1995, options for 1,409,983 and 24,960 shares under the 1987 Plan and the 1983 Plan, respectively, were exercisable.

     Employee Stock Purchase Plan -- In November 1993, the Company adopted an Employee Stock Purchase Plan which permits eligible employees to purchase common stock of the Company up to an aggregate of 250,000 shares. This Plan was subsequently amended to increase to 500,000 the number of shares of common stock authorized for issuance thereunder. During the three months ended March 31, 1996, no shares were issued under this Plan; during the three months ended December 31, 1995, 55,515 shares were issued under this Plan at a price of $2.34 per share; during the year ended September 30, 1995, 143,475 shares were issued under this Plan at a price of $1.4875 per share; during the year ended September 30, 1994, 77,507 shares were issued under this Plan at prices of $7.4375 and $2.75 per share; and during the year ended September 30, 1993, 16,182 shares were issued under this Plan at a price of $6.80 per share.

     Director Plan -- In November 1993, the Company adopted the 1992 Non-Employee Director Non-Qualified Stock Option Plan which provides for the granting of options to purchase up to an aggregate of 100,000 shares of common stock to non-employee directors. During the three months ended March 31, 1996, options to purchase 70,000 shares were granted at exercise prices of $9.34 per share; during the three months ended December 31, 1995 no options were granted; during the year ended September 30, 1995, options to purchase 20,000 shares were granted at exercise prices of $2.625 to $2.875 per share; during the year ended September 30, 1994 no options were granted; and during the

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

6.  STOCK PLANS -- (CONTINUED)
year ended September 30, 1993, options to purchase 80,000 shares were granted at exercise prices of $8.00 to $8.50 per share.

     During the year ended September 30, 1994, options to purchase 30,000 shares were canceled at exercise prices of $8.50 per share. At March 31, 1996 and December 31, 1995, options to purchase 37,500 and 35,000 shares, respectively, were exercisable.

     In March 1996, the Company's stockholders approved an increase in the number of shares of common stock authorized for issuance under the 1992 Non-Employee Director Non-Qualified Stock Option Plan from 100,000 shares to 300,000 shares.

7.  STOCKHOLDERS' EQUITY

     On December 24, 1992, the Company sold to the public 3,000,000 shares of common stock at a price of $7.00 per share. Net proceeds to the Company, after deducting underwriting commissions and other expenses of the offering, were approximately $18,678,000. All classes of previously authorized and issued preferred stock were automatically converted into common stock upon the closing of the underwritten public offering. The Company granted the underwriters of the offering a 30-day option to purchase up to an additional 450,000 shares of common stock to cover overallotments. In January 1993, the underwriters exercised the overallotment option and purchased an additional 450,000 shares of common stock, with net proceeds to the Company of approximately $2,900,000.

     On September 30, 1993, the Company sold, in a private placement offering, 2,900,000 shares of common stock at a price of $5.50 per share. Net proceeds to the Company, after deducting fees and other expenses of the offering, were approximately $14,710,000. The shares sold in this offering were subsequently registered for resale to the public by the private placement purchasers.

     In December 1994, the Board of Directors designated a series of preferred stock of the Company consisting of 1,500,000 shares of the authorized and unissued preferred stock, as Series 1994/A Convertible Preferred Stock (the "Series Preferred Stock"). Each share of the Series Preferred Stock is convertible, at the option of the holder, into five shares of common stock. Each share of the Series Preferred Stock will automatically convert into five shares of common stock after twenty consecutive trading days on which the closing price of the Company's common stock exceeds $3.975 per share.

     In December 1994 and January 1995, the Company sold in a private placement, 1,130,000 units (the "Units"), consisting of one share of Series Preferred Stock and one warrant to purchase one share of the Company's common stock. Each warrant is exercisable for a period of five years from the date of issuance at an exercise price of $2.385. Net proceeds to the Company, after deducting fees and other expenses of the offering, were approximately $11,000,000.

     In March 1995, the Company's stockholders approved an increase in the number of authorized shares of common stock from 28,000,000 shares to 50,000,000 shares and an increase in the number of authorized shares of preferred stock from 5,000,000 shares to 10,000,000 shares.

     In June 1995, holders of 30,000 shares of Series Preferred Stock elected to convert their Series Preferred Stock into 150,000 shares of common stock. In August 1995, holders of 40,251 shares of Series Preferred Stock elected to convert their Series Preferred Stock into 201,255 shares of common stock. On August 31, 1995, after twenty consecutive trading days on which the closing price of the Company's common stock exceeded $3.975 per share, the remaining 1,059,749 shares of Series Preferred Stock automatically converted into 5,298,745 shares of common stock.

                   CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY

7.  STOCKHOLDERS' EQUITY -- (CONTINUED)

     In October 1995, the Company sold in a self-managed public offering 3,000,000 shares of common stock at a price of $4.25 per share. Net proceeds to the Company, after deducting fees and other expenses of the offering, were approximately $12,650,000.

     Common Stock Warrants -- The Company issued in 1987 a warrant to purchase 17,600 shares of common stock at $5.00 per share to an equipment lessor. The warrant is fully exercisable and expires in December 1997.

     Stockholders' Notes Receivable -- In connection with a research and development contract, the Company in 1986 sold to a partnership, for a purchase price of $25,100, warrants for the purchase of 467,715 shares of common stock at an initial exercise price of $5.00 per share (subsequently adjusted to $3.78 per share). The warrants were exercised on December 22, 1993 by payment of $4,677 in cash and delivery of a secured full recourse promissory note for $1,763,286 bearing interest at prime plus 1%. The note was repaid in full in February 1995.

8.  INCOME TAXES

     No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. As of December 31, 1995, the Company had available net operating loss carryforwards of approximately $62,200,000 for income tax purposes. In addition, the Company had approximately $1,300,000 of unused investment and research and development tax credits. These net operating loss and tax credit carryforwards will expire at various dates between 1997 and 2010.

     Because of the change in ownership, as defined in the Internal Revenue Code, which occurred in July 1989, the net operating loss and tax credit carryforwards are subject to annual limitations regarding their utilization.

     The components of deferred income taxes at December 31, 1995 and September 30, 1995 and 1994 were primarily deferred tax assets of approximately $21,100,000, $20,100,000 and $17,700,000, respectively, of net operating loss carryforwards and approximately $1,300,000 of investment and research and development tax credits at each of such dates. The Company has not yet achieved profitable operations. Accordingly, management believes that the tax benefits as of December 31, 1995 do not satisfy the realization criteria set forth in SFAS No. 109 and has recorded a valuation allowance for the entire net asset.

9.  ROYALTY AGREEMENTS

     The Company has entered into various license agreements which require the Company to pay royalties based upon a set percentage of certain product sales and license fee revenue subject, in some cases, to certain minimum amounts. Total royalty expense approximated $5,000, $21,000, $22,000 and $54,000 for the three months ended December 31, 1995 and the years ended September 30, 1995, 1994 and 1993, respectively.

10.  RETIREMENT SAVINGS PLAN

     The Company has a 401(k) retirement savings plan covering substantially all of the Company's employees. Matching Company contributions are at the discretion of the Board of Directors. Effective January 1, 1993, the Board of Directors authorized matching contributions up to 3% of participants' salaries amounting to approximately $53,000, $180,000, $175,000 and $124,000 for the three months ended December 31, 1995 and the years ended September 30, 1995, 1994 and 1993, respectively.

================================================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                TABLE OF CONTENTS

                                             PAGE
                                             -----
Prospectus Summary.........................      3
Risk Factors...............................      6
Use of Proceeds............................     13
Price Range of Common Stock................     13
Dividend Policy............................     13
Capitalization.............................     14
Dilution...................................     14
Selected Consolidated Financial Data.......     15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operation................................     16
Business...................................     21
Management.................................     39
Principal Stockholders.....................     42
Underwriting...............................     46
Legal Matters..............................     47
Experts....................................     47
Available Information......................     47
Incorporation of Certain Documents by
  Reference................................     48
Financial Statements.......................    F-1

================================================================================

================================================================================

                               2,000,000 SHARES

                       [CREATIVE BIOMOLECULES, INC. LOGO]

                                 COMMON STOCK

                              ------------------
                                  PROSPECTUS
                              ------------------

                              HAMBRECHT & QUIST

                               COWEN & COMPANY

                                    , 1996

================================================================================

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the Registrant's costs and expenses, other than underwriting discounts and commissions, expected to be incurred in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee, the NASD Filing Fee and Nasdaq
National Market Additional Listing Fee, the amounts stated are estimates.

        SEC Registration Fee............................................    $  7,932
        NASD Filing Fee.................................................       2,800
        Nasdaq National Market Additional Listing Fee...................      17,500
        Transfer Agent and Registrar....................................       5,000
        Legal Fees and Expenses.........................................     235,000
        Printing and Engraving Expenses.................................     150,000
        Blue Sky Fees and Expenses (including legal fees)...............      22,500
        Accounting Fees and Expenses....................................      35,000
        Miscellaneous Expenses..........................................      24,268
                                                                            --------
          Total.........................................................    $500,000
                                                                            ========

     The Registrant shall bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article Ninth of the Registrant's Restated Certificate of Incorporation provides as follows:

     "NINTH. 1. To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the corporation shall indemnify, and advance expenses to, its directors and officers and any person who is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-laws of the corporation may provide that the corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such other person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The corporation, by action of its board of directors, may provide indemnification or advance expenses to employees and agents of the corporation or other persons only on such terms and conditions and to the extent determined by the board of directors in its sole and absolute discretion.

     2. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     3. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Article NINTH.

     4. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors or administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the corporation by action of the board of directors pursuant to the last sentence of Paragraph 1 of this Article NINTH, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the corporation, only on such terms and conditions and to the extent determined by the board of directors in its sole discretion."

     Article V of the Registrant's Restated By-Laws provides as follows:

                   "INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

     Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

     Section 3. Right of Indemnification to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

     Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these by-laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

     Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation."

                        OTHER INDEMNIFICATION PROVISIONS

     The Registrant has obtained insurance which insures the officers and directors of the Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors.

ITEM 16. EXHIBITS.

        EXHIBIT
        NUMBER     DESCRIPTION
        ------     -----------
        *(1.1)     Form of Underwriting Agreement
         (4.1)     Article FOURTH of Restated Certificate of Incorporation of the Registrant
                   (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly
                   Report on Form 10-Q for the period ended December 31, 1992)
         (4.2)     Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-1, No. 33-46200)
        *(5.1)     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered
        (10.1)     Amendment No. 2 to Second Amended and Restated Registration Rights
                   Agreement, dated as of May 24, 1996, by and between the Registrant and certain of its Stockholders
        (23.1)     Consent of Deloitte & Touche LLP
        (23.2)     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
                   Exhibit 5.1)
        (23.3)     Consent of Fox, Bennett and Turner
        (24)       Power of Attorney (see Signature Page, II-5)

- ---------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item
15 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Hopkinton, Commonwealth of Massachusetts on the 7th day of June, 1996.

                                          CREATIVE BIOMOLECULES, INC.

                                          By: /s/  WAYNE E. MAYHEW III
                                          --------------------------------------
                                              Wayne E. Mayhew III
                                              Vice President and Chief Financial
                                               Officer,
                                               Treasurer and Secretary

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael M. Tarnow and Wayne E. Mayhew III and each of them, his true and lawful attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him and in his name, place, and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURES                                      TITLE                            DATE
- ---------------------------------------  -----------------------------------------------  ---------------
      /s/         BRIAN H. DOVEY         Chairman of the Board and Director                  June 7, 1996
- ---------------------------------------
            Brian H. Dovey

      /s/       MICHAEL M. TARNOW        President and Chief Executive Officer and           June 7, 1996
- ---------------------------------------  Director (principal executive officer)
           Michael M. Tarnow

     /s/      CHARLES COHEN, PH.D.       Chief Scientific Officer and Director               June 7, 1996
- ---------------------------------------
         Charles Cohen, Ph.D.

      /s/     WAYNE E. MAYHEW III        Vice President and Chief Financial Officer,         June 7, 1996
- ---------------------------------------  Treasurer and Secretary (principal financial
          Wayne E. Mayhew III            officer)

      /s/        SUSAN B. BLANTON        Controller (principal accounting officer)           June 7, 1996
- ---------------------------------------
           Susan B. Blanton

      /s/      PATRICK OWEN BURNS        Director                                            June 7, 1996
- ---------------------------------------
          Patrick Owen Burns

     /s/    JEREMY L. CURNOCK COOK       Director                                            June 7, 1996
- ---------------------------------------
        Jeremy L. Curnock Cook

     /s/      MARTYN D. GREENACRE        Director                                            June 7, 1996
- ---------------------------------------
          Martyn D. Greenacre

     /s/      ARTHUR J. HALE, M.D.       Director                                            June 3, 1996
- ---------------------------------------
         Arthur J. Hale, M.D.

    /s/   MICHAEL ROSENBLATT, M.D.       Director                                            May 31, 1996
- ---------------------------------------
       Michael Rosenblatt, M.D.

         /s/  JAMES R. TOBIN             Director                                            May 31, 1996
- ---------------------------------------
            James R. Tobin

                                 EXHIBIT INDEX

        EXHIBIT
        NUMBER                                    DESCRIPTION
        ------     --------------------------------------------------------------------------
        *(1.1)     Form of Underwriting Agreement
         (4.1)     Article FOURTH of Restated Certificate of Incorporation of the Registrant
                   (incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly
                   Report on Form 10-Q for the period ended December 31, 1992)
         (4.2)     Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-1, No. 33-46200)
        *(5.1)     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered
        (10.1)     Amendment No. 2 to Second Amended and Restated Registration Rights
                   Agreement, dated as of May 24, 1996, by and between the Registrant and certain of its Stockholders
        (23.1)     Consent of Deloitte & Touche LLP
        (23.2)     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
                   Exhibit 5.1)
        (23.3)     Consent of Fox, Bennett and Turner
        (24)       Power of Attorney (see Signature Page, II-5)

- ---------------

* To be filed by amendment.